UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

JELD-WEN HOLDING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JELD-WEN HOLDING, INC.

Notice of 2018 Annual Meeting of Shareholders

Date: Thursday, April 26, 2018	Time: 8:00 a.m. Eastern Time	Location: JELD-WEN Holding, Inc. Headquarters 2645 Silver Crescent Drive Charlotte, North Carolina 28273

Record Date

March 1, 2018. Only shareholders of record of the Company’s common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting.

Items of Business	•	To elect three nominees as Class I directors to our Board of Directors;
	•	To approve, on a nonbinding, advisory basis, the compensation of our named executive officers;
	•	To determine, on a nonbinding, advisory basis, the frequency of future advisory votes on executive compensation;
	•	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2018; and
	•	To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

Proxy Materials

Attached to this meeting notice you will find a proxy statement that contains further information about the items upon which you will be asked to vote and the meeting itself. Your vote is very important — you may vote on the Internet, by telephone, or by completing and mailing a proxy or voting card as explained in the attached Proxy Statement.

Admission to the Meeting

To attend the Annual Meeting, shareholders will be asked to present a valid photo identification and proof of share ownership as described in the “Questions and Answers” section of the attached Proxy Statement.

Proxy Voting

Important. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy by Internet, telephone, or mail prior to the meeting. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the “Questions and Answers” section in the attached Proxy Statement.

Access to Proxy Materials

A Notice of Internet Availability of Proxy Materials containing instructions on how to access proxy materials (including the notice, 2018 Proxy Statement and 2017 Annual Report) is first being mailed on or about March 16, 2018 to all shareholders entitled to vote at the meeting.

On behalf of the Board of Directors,

Rebekah J. Toton

Corporate Secretary

Charlotte, North Carolina

March 16, 2018

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

This Notice of Meeting, Proxy Statement, Proxy Card and 2017 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2017, are available at www.proxyvote.com.

JELD-WEN HOLDING, INC.

2018 Proxy Statement    i

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2018

GENERAL

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board” or “Board of Directors”) of JELD-WEN Holding, Inc., a Delaware corporation, of proxies to be voted at our 2018 Annual Meeting of Shareholders and at any reconvened meeting after an adjournment or postponement of the meeting (the “Annual Meeting”). We will hold the Annual Meeting at our headquarters located at 2645 Silver Crescent Drive, Charlotte, North Carolina 28273 on Thursday, April 26, 2018 at 8:00 a.m. (Eastern Time). Unless the context otherwise requires, all references in this Proxy Statement to “JELD-WEN,” “Company,” “we,” “us,” and “our” refer to JELD-WEN Holding, Inc. and its subsidiaries.

Our mailing address and principal executive office is 2645 Silver Crescent Drive, Charlotte, North Carolina 28273. Our website is located at investors.jeld-wen.com. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials to their shareholders via the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. We have saved significant mailing and printing costs by providing proxy materials to you over the Internet. In accordance with these rules, on or about March 16, 2018, we expect to mail to each of our shareholders a notice providing instructions on how to access our proxy materials and 2017 Annual Report on the Internet (the “Notice of Internet Availability of Proxy Materials”). The Notice of Internet Availability of Proxy Materials, which cannot itself be used to vote your shares, also provides instructions on how to vote online or by telephone and includes instructions on how to request a paper copy of the proxy materials, if you so desire. The Notice of Internet Availability of Proxy Materials includes a control number that must be entered at the website provided on the notice in order to view the proxy materials. Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, including the 2018 Proxy Statement and 2017 Annual Report, these materials are available to you at www.proxyvote.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

At the Annual Meeting, you will consider and vote upon:

•	Proposal 1: The election of the three Class I director nominees identified in this Proxy Statement;

•	Proposal 2: The approval, on a nonbinding, advisory basis, of the compensation of our named executive officers;

•	Proposal 3: The determination, on a nonbinding, advisory basis, of the frequency with which shareholders will participate in any advisory vote on executive compensation;

•	Proposal 4: The ratification of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditor for 2018; and

•	The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

2018 Proxy Statement    1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL

MEETING AND VOTING

Why am I receiving these materials?

You are receiving these materials because, at the close of business on March 1, 2018 (the “Record Date”), you owned shares of the Company’s common stock, $0.01 par value per share. All shareholders of record on the Record Date are entitled to attend and vote at the Annual Meeting.

Each share of our common stock is entitled to vote at the Annual Meeting. As of the Record Date, we had 106,360,505 shares of common stock outstanding. With respect to all of the matters submitted for vote at the Annual Meeting, each share of common stock is entitled to one vote.

What is a proxy?

A “proxy” is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted at the

Annual Meeting in accordance with the shareholder’s specific voting instructions.

The Board is soliciting proxies for use at the Annual Meeting and has designated Laura W. Doerre and Rebekah Toton to serve as proxies for the Annual Meeting, or any postponements or adjournments of the meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to shareholders. The Company has elected to mail a Notice of Internet Availability of Proxy Materials, rather than send a full set of these materials in the mail. The Notice of Internet Availability of Proxy Materials will be sent to shareholders beginning on or about March 16, 2018, and the proxy materials will be posted on the investor relations portion of the Company’s website, investors.jeld-wen.com, and on the website referenced in the Notice of Internet Availability of Proxy Materials on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s shareholders and lowers the Company’s costs. All shareholders will have the ability to access, and receive instructions on how to access, the proxy materials over the Internet or request a printed set of the proxy materials, if desired. The Notice of Internet Availability of Proxy Materials will also provide instructions on how to vote using the Internet or by telephone. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholders of Record. If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company LLC (“AST”), you are a shareholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials or the proxy materials were sent directly to you by Broadridge Financial Solutions, Inc. (“Broadridge”).

Beneficial Owners. If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability of Proxy Materials or proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

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How can I access the proxy materials for the Annual Meeting?

Shareholders may access the proxy materials, which include the Notice of Annual Meeting of Shareholders, Proxy Statement (including a form of proxy card) and 2017 Annual Report on the Internet at www.proxyvote.com. You can also request a paper copy of the proxy materials be mailed to you free of charge via the Internet (at www.proxyvote.com), by telephone (toll-free at 800-579-1639) or by sending an email to sendmaterial@proxyvote.com and referencing the 16-digit number on the Notice of Internet Availability of Proxy Materials that you received. Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will help preserve environmental resources.

Shareholders of Record. You may enroll in the electronic proxy delivery service at any time by contacting JELD-WEN Shareholder Services via email at ShareholderServices@jeldwen.com and requesting enrollment.

Beneficial Owners. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

What matters am I voting on, how may I vote on each matter, and how does the Board recommend that I vote on each matter?

The following table sets forth each of the matters you are being asked to vote on, the standard for determining the outcome of the vote, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Matter to be Voted Upon	How May I Vote?	How Does the Board Recommend that I Vote?

1.  The election of the three Class I director nominees identified in this Proxy Statement, each for a three-year term or until his successor is duly elected and qualified.

Each Class I director must be elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes “FOR” are elected as directors up to the maximum number of directors to be elected at the Annual Meeting.

You may (i) vote FOR the election of all Class I director nominees named herein; (ii) WITHHOLD authority to vote for all such Class I director nominees; or (iii) vote FOR the election of some Class I director nominees and WITHHOLD authority to vote for specific Class I director nominees by so indicating in the space provided on the proxy. If you WITHHOLD your vote, your shares will not be considered to have been voted and will have no effect on the vote on this matter.

The Board recommends that you vote FOR all three of the Class I director nominees.

2.  The approval, on a nonbinding, advisory basis, of the compensation of our named executive officers.

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve this advisory proposal, meaning that only votes cast “FOR” or “AGAINST” the proposal will be counted in determining the outcome.

You may vote FOR or AGAINST the advisory vote on the compensation of our named executive officers, or you may indicate that you wish to ABSTAIN from voting on the matter. An abstention will have no effect on the vote on this matter.

The Board recommends that you vote FOR the approval, on an advisory basis, of the Company’s executive compensation.

2018 Proxy Statement    3

Matter to be Voted Upon	How May I Vote?	How Does the Board Recommend that I Vote?

3.  The determination, on a nonbinding, advisory basis, of the frequency with which shareholders will participate in future advisory votes on executive compensation.

The frequency receiving the most votes cast (the plurality) will be deemed to be the frequency preferred by the shareholders on this advisory proposal.

You may vote for the Company to seek an advisory vote on executive compensation EVERY YEAR, EVERY TWO YEARS, or EVERY THREE YEARS, or you may indicate that you wish to ABSTAIN from voting on the matter. An abstention will have no effect on the vote on this matter.

The Board recommends that you vote for the Company to seek an advisory vote on executive compensation EVERY YEAR.

4.  The ratification of PwC as the Company’s independent auditor for 2018.

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve this proposal, meaning that only votes cast “FOR” or “AGAINST” the proposal will be counted in determining the outcome.

	You may vote FOR or AGAINST the ratification of PwC, or you may indicate that you wish to ABSTAIN from voting on the matter. An abstention will have no effect on the vote on this matter.	The Board recommends that you vote FOR the ratification of PwC as the Company’s independent auditor for 2018.

Other matters that may properly come before the Annual Meeting may require more than a majority vote under our Amended and Restated Bylaws (our “Bylaws”), our Amended and Restated Certificate of Incorporation, the laws of Delaware, or other applicable laws.

How do I vote if I am a shareholder of record?

As a shareholder of record, you may vote your shares in any one of the following ways:

•	Call the toll-free number shown on the proxy card;

•	Vote on the Internet on the website shown on the proxy card;

•	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope; or
•	Vote in person at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or online will not affect your right to attend the Annual Meeting and vote in person.

How do I vote if I am a beneficial owner?

As the beneficial owner, you have the right to direct your bank or broker how to vote your shares by following the instructions that your bank or broker sent to you. You will receive, or be provided access to, proxy materials and voting instructions for each account that you have with a bank or broker. As a beneficial owner, if you wish to change the directions that you have provided your bank or broker, you should follow the instructions that your bank or broker sent to you.

As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your bank or broker giving you the right to vote the shares.

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What if I return my proxy card or vote by Internet or phone but do not specify how I want to vote?

Shareholders of Record. If you are a shareholder of record and sign and return your proxy card or complete the online or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them in accordance with the recommendations of the Board, as follows:

•	FOR the election of the Class I director nominees;

•	FOR the approval, on an advisory basis, of the Company’s executive compensation program;
•	FOR the Company seeking an advisory vote on executive compensation EVERY YEAR; and

•	FOR the ratification of PwC as our independent auditor for 2018.

Beneficial Owners. If you sign your proxy card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes, abstentions and withheld votes?

Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner, your bank or broker has discretion to vote only on certain “routine” matters without your voting instructions. The only “routine” proposal you are being asked to vote on at the Annual Meeting is Proposal 4 (Ratification of the Independent Auditor for 2018). Your bank or broker will not be permitted to vote your shares on any of the other proposals at the Annual Meeting unless you provide proper voting instructions.

Because our Bylaws require that all elections be determined by a plurality of the votes cast and that all other matters be determined by a majority of the votes cast affirmatively or negatively, abstentions, withheld votes and broker non-votes will have no effect on the outcome of a particular vote.

Special Voting Instructions for Plan Shares.

If you are a participant in the JELD-WEN Employee Stock Ownership and Retirement Plan (“ESOP”) and/or JELD-WEN KSOP (“KSOP”; together with the ESOP, each a “Plan”), you will receive a separate voting card that will permit you to instruct the administrator of the Plan through Wells Fargo & Company (“Wells Fargo”) how to vote the shares of common stock credited to your account(s) and held in a Plan on March 1, 2018.

Wells Fargo, as custodian of the Plan’s assets and shareholder of record, will vote these shares in accordance with your instructions to the Plan administrator or, on any matter for which you do not provide timely voting instructions, in accordance with the recommendation of the Board.

What can I do if I change my mind after I vote?

Shareholders of Record. If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	Written notice of revocation to JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary;

•	Timely delivery of a valid, later-dated proxy or a later-dated online vote or vote by telephone; or

•	Attending the Annual Meeting and voting in person by ballot.

Beneficial Owners. If you are a beneficial owner of shares but not the shareholder of record, you may submit new voting instructions by contacting your bank or broker. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote if I am a beneficial owner?” above. All shares represented by valid proxies received and not revoked will be voted at the Annual Meeting in accordance with the shareholder’s specific voting instructions.

2018 Proxy Statement    5

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a shareholder of record as of the Record Date or you hold a valid legal proxy for the Annual Meeting as described in the answer to the previous question.

Shareholders of Record. If you are a shareholder of record, the Notice of Internet Availability of Proxy Materials is your admission ticket. You will need to bring the notice and valid photo identification with you to the Annual Meeting in order to be admitted to the meeting.

Beneficial Owners. If you hold your shares in street name, you will need to bring with you to the Annual Meeting valid photo identification and your most recent brokerage statement or a letter from your bank or broker indicating that you hold JELD-WEN shares. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in the answer to the question “How do I vote if I am a beneficial owner?” above.

Please note that cameras, phones or other similar electronic devices may not be used in the meeting room and large bags, packages or sound or video recording equipment will not be permitted in the meeting room. Attendees will also be required to comply with meeting guidelines and procedures that will be available at the meeting.

What votes need to be present to hold the Annual Meeting?

Under our Bylaws, a quorum will exist at the Annual Meeting if shareholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Shareholders of record who return a proxy or vote in person at the meeting will be considered part of the quorum. Abstentions, withheld votes and broker non-votes are counted as “present” for determining a quorum.

Who will count the votes?

American Election Services, LLC (“AES”) will act as the inspector of elections and count the votes.

Where can I find the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will also publish voting results in a current report on Form 8-K that we will file with the SEC within four business days of the Annual Meeting. If on the date of this Form 8-K filing the inspectors of election for the Annual Meeting have not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent Form 8-K filing within four business days after the final voting results are known.

Who will pay the costs of soliciting these proxies?

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the 2017 Annual Report and proxy card), as applicable, and any additional information furnished to shareholders. Broadridge will assist us in distribution of the proxy materials and AES will provide voting and tabulation services for the Annual Meeting. We may reimburse banks, brokers, custodians and nominees for their reasonable costs of forwarding proxy materials to beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone, or personal solicitation by our directors, officers, or other employees. No additional compensation will be paid to our directors, officers, or other employees for such services.

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Are you “householding” for shareholders sharing the same address?

The SEC’s rules permit us to deliver a single copy of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials, as applicable, to an address that two or more shareholders share. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail that you receive. We will deliver only one Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the 2017 Annual Report and proxy card with postage-paid envelope), as applicable, to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. If printed copies of proxy materials are requested, we will still send each shareholder an individual proxy card.

If you did not receive an individual copy of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials, as applicable, we will send copies to you if you contact us at JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary or by telephone at (877) 592-7575. If you and other residents at your address received multiple copies of the Notice of Internet Availability of Proxy Materials and desire to receive only a single copy of these materials, you may contact your bank or broker or contact us at the above address or telephone number.

What is the deadline for shareholders to propose actions for consideration at the 2019 annual meeting of Shareholders?

Shareholder Proposals to be Considered for Inclusion in the Company’s 2019 Proxy Materials. To be considered for inclusion in our proxy statement for our 2019 Annual Meeting, shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received on or before the close of business on November 16, 2018 and be submitted in accordance with Rule 14a-8. These shareholder proposals must be in writing and received by the deadline described above at our principal executive offices at JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary. If we do not receive a shareholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2019 Annual Meeting of Shareholders.

Other Shareholder Proposals for Presentation at the 2019 Annual Meeting. A shareholder proposal that is not submitted for inclusion in our 2019 proxy materials, but is instead intended to be presented at the 2019 Annual Meeting, or that intends to submit a candidate for nomination as director at the 2019 Annual Meeting, must comply with the “advance notice” deadlines in our Bylaws. As such, notice of such business or nominations must be received by the Company no earlier than 75 days and no later than 45 days prior to the one-year anniversary of the date on which the 2018 Proxy Materials were first mailed, as set forth more fully in our Bylaws, and must comply with the other requirements set forth in our Bylaws. Such notices must be in writing and received within the “advance notice” deadlines described above at our principal executive office: JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary.

Whom should I call if I have any questions?

If you have any questions about your ownership of Company voting stock, please contact our transfer agent at:

American Stock Transfer & Trust Company LLC

6201 15th Avenue

Brooklyn, New York 11219

Internet: www.astfinancial.com

Telephone: (866) 668-6551

Email: info@astfinancial.com

(reference JELD-WEN Holding, Inc. in the subject line)

If you have any questions about voting or the Annual Meeting, please contact the Company’s Shareholder Services team at:

JELD-WEN Holding, Inc. Shareholder Services

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

Toll Free: 877.592.7575

Fax: 704.246.5009

Email: ShareholderServices@jeldwen.com

2018 Proxy Statement    7

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

The Board of Directors is currently divided into three classes.

The Board of Directors has nominated for reelection each of Kirk Hachigian, Anthony Munk, and Steven Wynne (the “Nominees”) as Class I directors to hold office for a three-year term expiring at the 2021 Annual Meeting, or until his respective successor is elected and qualified, subject to his earlier death, resignation or removal.

A description of the backgrounds and principal occupations of each Nominee is set forth below:

Kirk Hachigian, Chairman, Class I Director and Acting Chief Executive Officer. Mr. Hachigian was engaged to act as Chief Executive Officer on an interim basis effective February 27, 2018, upon the departure of Mark Beck, our former President and Chief Executive Officer. Mr. Hachigian has served as a director of the Company since September 2013, as Executive Chairman from November 2015 to December 2016, and as Chairman since December 2016. Mr. Hachigian also previously served as Chief Executive Officer and President of the Company from March 2014 until his appointment as Executive Chairman. He served as Chairman, President, and Chief Executive Officer of Cooper Industries, plc, a $5.8 billion global manufacturer of electrical products, from 2006 until its merger with Eaton Corporation in 2012. Prior to joining Cooper Industries, Mr. Hachigian was President and Chief Executive Officer of Asia Pacific Operations for GE Lighting. He has served as lead director for Allegion plc since 2013, as a director of NextEra Energy Inc. since 2013 and chair of NextEra’s compensation committee since 2016, and as a director of PACCAR Inc. since 2008. He earned a B.S. in mechanical engineering from the University of California at Berkeley and an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Hachigian brings to the Company extensive global experience in the residential and commercial construction end markets, including selling through both traditional distributors and major home centers. Mr. Hachigian was selected for continued service on our Board due to his extensive business experience with leading industrial companies and his prior service as our Chief Executive Officer.

Anthony Munk, Class I Director. Mr. Munk is a Senior Managing Director at Onex Corporation (“Onex”) and has been a member of our Board since October 2011. Since joining Onex in 1988, Mr. Munk has worked on numerous private equity transactions. These transactions include the acquisitions and realizations of Husky Injection Molding Systems Ltd., RSI Home Products, Tomkins plc, Vencap Equities Alberta Ltd., Imperial Parking Ltd., ProSource Inc., and Loews Cineplex; and the initial public offering of the Cineplex Galaxy Income Fund, which acquired the Canadian operations of Loews Cineplex, Cineplex Odeon, and the operations of Onex’ subsidiary, Galaxy Entertainment. More recently, Mr. Munk was involved in the acquisitions by Onex of Jack’s Family Restaurants and Moran Foods, LLC (“Save-A-Lot”). Mr. Munk also currently serves on the boards of directors of Barrick Gold Corporation, Save-A-Lot, and Clarivate Analytics. Mr. Munk previously served on the board of directors of RSI Home Products, Husky Injection Molding Systems Ltd., Cineplex Inc., and Jack’s Family Restaurants. Prior to joining Onex, Mr. Munk was a Vice President with First Boston Corporation in London, England and an Analyst with Guardian Capital in Toronto. Mr. Munk holds a B.A. from Queen’s University. Mr. Munk’s experience in a variety of strategic and financing transactions and investments qualifies him to serve as a member of our Board. His high level of financial expertise is a valuable asset to our Board and, as an executive with Onex, he has extensive knowledge of our business. His service on other boards of directors over the years enables him to provide our Board with a valuable perspective on corporate governance issues.

Steven Wynne, Class I Director. Mr. Wynne has served on our Board since March 2012. Since July 2012, Mr. Wynne has served as an Executive Vice President of Health Services Group, a diversified health insurance company, where he previously served as Senior Vice President from February 2010 to January 2011. From January 2011 through July 2012, he served as Executive Vice President of the Company. From March 2004 through March 2007, Mr. Wynne was President and Chief Executive Officer of SBI International, Ltd., the parent company of sports apparel and footwear company Fila. From August 2001 through March 2002, and from April 2003 through February 2004, Mr. Wynne was a partner in the Portland, Oregon law firm of Ater Wynne LLP. From April 2002 through March 2003, Mr. Wynne served as acting Senior Vice President and General Counsel of FLIR Systems, Inc., a publicly traded technology company. Mr. Wynne serves on the boards of directors of FLIR Systems, Inc., Pendleton Woolen Mills, and Lone Rock Resources, and he previously served as a director of

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Planar Systems Inc. from 1996 to 2013. Mr. Wynne received a B.A. and a J.D. from Willamette University. Mr. Wynne has developed a high degree of familiarity with the Company’s operations, risks, and opportunities through his experience as Executive Vice President of the Company and his extensive management experience in a number of entities.

The Nominees have consented to be named in this Proxy Statement and to serve as directors if elected at the Annual Meeting. If for any reason any of the Nominees becomes unable to serve or for good cause will not serve if elected, the persons named as proxies in the proxy may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of such substitute nominee. The Company does not anticipate that any of the Nominees will be unable or unwilling to serve.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL THREE OF THE BOARD’S CLASS I DIRECTOR NOMINEES LISTED ON THE PROXY CARD.

2018 Proxy Statement    9

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Role of the Board of Directors

The Board of Directors oversees the management of the Company’s business and affairs. Shareholders elect the members of the Board to act on their behalf and to oversee their interests. Unless reserved to the shareholders under applicable law or our Bylaws, all corporate authority resides in the Board as the representative of the shareholders.

The Board selects and appoints executive officers to manage the day-to-day operations of the Company, while retaining ultimate oversight responsibilities. Together, the Board and management share an ongoing commitment to the highest standards of corporate governance and ethics. The Board reviews all aspects of our governance policies and practices, including the JELD-WEN Holding, Inc. Board Guidelines on Corporate Governance Matters (our “Corporate Governance Guidelines”) and the Company’s Code of Business Conduct and Ethics, at least annually and makes changes as necessary. The Corporate Governance Guidelines and the Code of Conduct, along with all committee charters, are available on the Company’s website at investors.jeld-wen.com/corporate-governance/governance-documents.

The following table sets forth, as of the date of this Proxy Statement, the name and age of each director of the Company:

Name	Age	Position
Kirk Hachigian	58	Chairman of the Board of Directors and acting Chief Executive Officer
William F. Banholzer, Ph.D.	61	Director
Martha (Stormy) Byorum	69	Director
Greg G. Maxwell	61	Director
Anthony Munk	57	Director
Matthew Ross	41	Director
Suzanne Stefany	54	Director
Bruce Taten	62	Director
Patrick Tolbert	72	Director
Roderick Wendt	63	Vice Chairman and Director
Steven Wynne	65	Director

Set forth below is a brief account of the business experience and qualifications of each of our Class II and Class III directors. Information on each of our Class I directors standing for reelection is set forth above under the heading “Proposal 1 – Election of Class I Directors”. Mr. Tolbert, who is a Class I director, is not standing for reelection at the 2018 Annual Meeting.

William F. Banholzer, Ph.D, Class II Director. Dr. Banholzer has served on our Board since August 2017. He is a Research Professor at the University of Wisconsin, a position he has held since October 2013, with appointments in the Chemical & Biological Engineering Department, Chemistry Department, Wisconsin Energy Institute and the Wisconsin Institute for Discovery. Previously, Dr. Banholzer served as Executive Vice President and Chief Technology Officer for Dow Chemical Company from July 2005 until his retirement in January 2014. During his time at Dow Chemical, Dr. Banholzer also served as a member of the board of directors for Dow Corning Corporation, Dow Kokam and the Dow Foundation. Prior to his time at Dow Chemical, Dr. Banholzer had a 22-year career with General Electric Company, where he held positions of increasing authority including his role of Vice President, Global Technology, GE Advanced Materials. Dr. Banholzer holds a bachelor’s degree in chemistry from Marquette University as well as a master’s degree and doctorate in chemical engineering from the University of Illinois. Dr. Banholzer brings to the Board expertise in technology and innovation and governance, and extensive management experience with leading industrial companies.

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Martha (Stormy) Byorum, Class II Director. Ms. Byorum has served on our Board since July 2014. She is the Founder and CEO of Cori Investment Advisors, LLC, a provider of alternative finance solutions for Latin American and U.S. Hispanic investors, which was spun off in 2003 from Violy, Byorum & Partners Holdings, LLC, a leading independent strategic advisory and investment banking firm specializing in Latin America. Previously Ms. Byorum was an Executive Vice President of Stephens, Inc., a private investment banking firm, from 2005 through 2013, and Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc., from 2005 to 2012. In 1996, prior to co-founding Violy, Byorum & Partners Holdings, LLC, Ms. Byorum ended a 24-year career at Citibank, where, among other roles, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin America Banking Group from 1986 to 1990, overseeing $15 billion of loans and coordinating activities in 22 countries. Ms. Byorum was later appointed head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and a Customer Group Head with global responsibilities. Ms. Byorum has served as a director of Tecnoglass Inc. since 2011, where she currently serves as chair of the audit committee, and as a director of Northwest Natural Gas Company since 2004, where she currently serves as chair of the finance committee and as a member of the audit and governances committees. She holds a B.B.A. from Southern Methodist University and an M.B.A. from The Wharton School at the University of Pennsylvania. Ms. Byorum brings to the Board expertise in finance and extensive management experience in a number of entities.

Greg G. Maxwell, Class II Director. Mr. Maxwell has served on our Board since February 2017. Mr. Maxwell previously served as Executive Vice President, Finance, and Chief Financial Officer for Phillips 66, a diversified energy manufacturing and logistics company, from April 2012 until his retirement in December 2015. From 2003 until 2012, Mr. Maxwell served as Senior Vice President, Chief Financial Officer and Controller for Chevron Phillips Chemical Company, a petrochemical company jointly owned by Chevron Corporation and Phillips 66. Mr. Maxwell also served as Vice President, Chief Financial Officer and a member of the board of directors of Phillips 66 Partners LP and on the board of directors of DCP Midstream LLC and Chevron Phillips Chemical Company until his retirement in 2015. He has served as a director and chairman of the audit committee of Range Resources Corporation since September 2015. He has over 37 years of experience in various financial roles within the petrochemical and oil and gas industries and, in addition, is a certified public accountant and a certified internal auditor. Mr. Maxwell earned a Bachelor of Accountancy degree from New Mexico State University in 1978. Mr. Maxwell brings to our Board expertise in accounting, finance, internal audit, information technology, and corporate and strategic planning.

Matthew Ross, Class II Director. Mr. Ross is a Managing Director of Onex and has been a member of our Board since October 2011. Mr. Ross joined Onex in 2006 and is responsible for Onex’ efforts in the building products, retail and restaurant industries. Since joining Onex, Mr. Ross has worked on Onex’ investments in RSI Home Products Inc., Tomkins plc, Husky Injection Molding Systems, Jack’s Family Restaurants and Moran Foods, LLC (“Save-A-Lot”). Mr. Ross currently serves on the board of directors of Jack’s Family Restaurants and Save-A-Lot and previously served as a director of RSI Home Products Inc. from 2012 to 2013. Prior to joining Onex, Mr. Ross spent five years with the private equity funds of Brown Brothers Harriman & Co. as well as DB Capital Partners, the former private equity division of Deutsche Bank AG. Mr. Ross holds a B.A. from Amherst College and an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Ross’s experience in a variety of strategic and financing transactions and investments qualifies him to serve as a member of our Board. As an executive with Onex who has a specific focus on investments in the building products industry, Mr. Ross has extensive knowledge of our business as well as the markets in which we operate.

Suzanne Stefany, Class III Director. Ms. Stefany has served on our Board since October 2017. Since August 2017, she has served as Partner for the Strategic Advisory Group at PJT Partners, a global advisory-focused investment bank. From 2005 until August of 2017, Ms. Stefany held the roles of Managing Director and Global Industry Analyst at Wellington Management Company where she was responsible for investing portfolios and recommending stocks for a variety of global industries. Prior to joining Wellington Management Company, Ms. Stefany built her investment advisory career, spending time at companies such as Loomis Sayles, Invesco Capital Management and Putnam Investments. Ms. Stefany currently serves as the Executive Board Chair and Chief Volunteer Officer for the South Shore YMCA. She holds bachelor’s degrees in economics and Spanish from Tufts University and earned a master’s degree in finance from the Sloan School of Management at Massachusetts Institute of Technology, where she was awarded the Martin Trust Fellowship through the recommendation of peers and faculty. Ms. Stefany is recognized as an expert in her field and brings to the Board over 20 years of investment advisory experience, specializing in strategy and shareholder value creation.

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Bruce Taten, Class III Director. Mr. Taten has served on our Board since April 2014. He previously served as Senior Vice President, General Counsel and Chief Compliance Officer for Cooper Industries, plc from 2008 until its merger with Eaton Corporation in October 2012. Previously, Mr. Taten was Vice President and General Counsel at Nabors Industries from 2003 until 2008 and earlier practiced law with Simpson Thacher & Bartlett LLP and Sutherland Asbill & Brennan LLP. Before attending law school, he practiced as a C.P.A. with Peat Marwick Mitchell & Co., which is now known as KPMG, in New York. Mr. Taten currently is a practicing attorney and private investor. He is admitted to practice law in the states of Texas and New York. He currently serves on the board of directors of Moran Foods, LLC. Mr. Taten holds a B.S. and Masters degree from Georgetown University and a J.D. from Vanderbilt University. Mr. Taten brings experience in corporate governance, mergers and acquisitions, tax, finance and securities offerings, and compliance to the Board.

Roderick Wendt, Vice Chairman and Class III Director. Mr. Wendt has served as Vice Chairman since January 2014 and a director since June 1985. He joined the Company in 1980, working in various legal, marketing, window manufacturing, and sales positions of increasing authority culminating in his service as President and Chief Executive Officer from 1992 to August 2011. Mr. Wendt served as Executive Chairman and Chief Executive Officer of the Company from 2011 to March 2013. Mr. Wendt served as a Director of the Portland Branch at the Federal Reserve Bank of San Francisco from 2009 to 2014 and as its Chairman from 2013 to 2014. He has been a Managing Member of Spruce Street Ventures since 2013. He also served as a Member of the Economic Advisory Council at the Federal Reserve Bank of San Francisco from 2006 to 2008. Mr. Wendt serves on the board of directors of Brooks Resources Corporation, Roseburg Forest Products, and Sky Lake Medical Center, on the board of trustees of Willamette University, and is president of the board of the Wendt Family Foundation. He earned a B.A. from Stanford University and a J.D. from Willamette University College of Law, and is a member of the Oregon State Bar. Mr. Wendt is the son of our late founder, Richard L. Wendt. Mr. Wendt provides helpful insight into the Company’s operations, risks, and opportunities developed through his years of experience as an executive of the Company and extensive knowledge of the markets in which we operate.

Corporate Governance

We believe that good corporate governance helps to ensure that the Company is managed for the long-term benefit of our shareholders. We regularly review and consider our corporate governance policies and practices, taking into account the SEC’s corporate governance rules and regulations, the corporate governance standards of the NYSE, and shareholder feedback.

We have adopted Corporate Governance Guidelines that provide a framework for the governance of the Company as a whole and describe the principles and practices that the Board follows in carrying out its responsibilities. Our Corporate Governance Guidelines address, among other things:

•	The composition, structure and policies of the Board and its committees;

•	Director qualification standards;

•	Expectations and responsibilities of directors;

•	Management succession planning;

•	The evaluation of Board performance;

•	Principles of Board compensation; and

•	Communications with shareholders and non-management directors.

Our Corporate Governance Guidelines further provide that the Board, acting through the Governance and Nominating Committee (as described below), conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. In addition, our Corporate Governance Guidelines provide that each committee conduct a self-evaluation and compare its performance to the requirements of its charter.

Our Corporate Governance Guidelines are posted on our website at investors.jeld-wen.com/corporate-governance/governance-documents. Our Corporate Governance Guidelines are reviewed by the Governance and Nominating Committee from time to time to ensure that they effectively promote the best interests of both the Company and our shareholders and that they comply with all applicable laws, regulations, and the corporate governance standards of the NYSE.

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Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer), and employees, known as the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available on our website at investors.jeld-wen.com/corporate-governance/governance-documents. In the event that we amend or waive certain provisions of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose the same on our website.

Board Composition

In accordance with the terms of our Amended and Restated Articles of Incorporation and Bylaws, our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	The Class I directors are Kirk Hachigian, Anthony Munk, and Steven Wynne, and their terms will next expire at the 2018 Annual Meeting of Shareholders;

•	The Class II directors are William F. Banholzer, Martha (Stormy) Byorum, Greg G. Maxwell, and Matthew Ross, and their terms will expire at the annual meeting of shareholders to be held in 2019; and

•	The Class III directors are Suzanne Stefany, Bruce Taten, and Roderick Wendt, and their terms will expire at the annual meeting of shareholders to be held in 2020.

Board of Directors and Director Independence

Controlled Company Status

As a result of the completion of a secondary offering in May 2017, investment funds managed by Onex Partners Manager LP and its affiliates (“Onex Partners”) no longer own a majority of our common stock. Accordingly, we are no longer a “controlled company” within the meaning of the listing standards of the NYSE. However, we continue to qualify for, and may rely on, exemptions from certain corporate governance standards that would otherwise provide protection to our shareholders during a one-year transition period that commenced on May 31, 2017. The listing standards of the NYSE require that we: (i) have at least one independent director on each of our Governance and Nominating Committee and Compensation Committee by the date we ceased to qualify as a “controlled company,” (ii) have a majority of independent directors on each of our Governance and Nominating Committee and Compensation Committee within 90 days of the date we ceased to qualify as a “controlled company,” and (iii) have a fully independent Governance and Nominating Committee and Compensation Committee within one year of the date we ceased to qualify as a “controlled company.” We are also required to have a majority independent Board within one year of the date we ceased to qualify as a “controlled company” and to perform an annual performance evaluation of our governance and nominating and compensation committees.

Our Board has determined that two of the three members of our Governance and Nominating Committee, three of the four members of our Compensation Committee, all of the members of our Audit Committee, and six of the eleven members of our Board of Directors are independent for purposes of the listing standards of the NYSE. We intend to comply with the NYSE independence standards for non-controlled companies by the May 31, 2018 deadline.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and the listing standards of the NYSE, a director is not independent unless our Board affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries. Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current listing standards of the NYSE. Our Corporate Governance Guidelines require our Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

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Our Board has affirmatively determined that William F. Banholzer, Martha (Stormy) Byorum, Greg G. Maxwell, Suzanne Stefany, Bruce Taten, and Steven Wynne are independent directors under the rules of the NYSE and independent directors as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board with flexibility in determining its leadership structure. Our Board has elected to separate the roles of Chief Executive Officer and Chairman. These positions were most recently held by Mark Beck, our former President and Chief Executive Officer, and Kirk Hachigian, the Chairman. Although Mr. Hachigian assumed the role of Chief Executive Officer on an interim basis upon Mr. Beck’s departure from the Company in February 2018, the Board intends to maintain the separate leadership structure upon its appointment of a new CEO. The Board believes that a leadership structure that separates these roles is appropriate for the Company due to the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, providing day-to-day leadership, and managing our business, while the Chairman provides guidance to the Chief Executive Officer, chairs board meetings, presides over executive sessions of non-management directors, and provides information to the members of our Board in advance of such meetings. In addition, separating the roles of Chief Executive Officer and Chairman allows the Chairman to provide oversight of our executive management.

Risk Oversight

Our Board oversees management’s enterprise-wide risk management function, both as a whole Board and through its committees. At least annually, the Board reviews strategic risks and opportunities facing the Company. Other important categories of risk are assigned to designated Board committees that report back to the full Board. In general, the committees oversee the following:

Committee	Primary Area of Risk Oversight
Audit Committee	Risks related to major financial risk exposures, significant legal, regulatory and compliance issues, internal controls and the overall risk assessment and risk management function
Compensation Committee	Risks associated with compensation policies and practices, including incentive compensation, and succession planning
Governance and Nominating Committee

Risks related to corporate governance, effectiveness of Board and committee oversight and review of director candidates, conflicts of interest and director independence, as well as shareholder concerns

The Audit Committee meets at least quarterly with our Chief Financial Officer and our independent auditor to receive regular updates regarding management’s assessment of risk exposures including liquidity, credit, and operational risks and the process in place to monitor such risks and review results of operations, financial reporting, and assessments of internal controls over financial reporting.

The Compensation Committee meets at least quarterly to consider management’s assessment of employee and compensation risks, monitor incentive and equity-based compensation plans, and, at least annually, review the Company’s compensation programs to confirm they do not incentivize unnecessary or excessive risk taking.

The Governance and Nominating Committee meets quarterly to oversee risks related to overall corporate governance, including board and committee composition, director candidates and independence matters, and actively engages in overseeing risks associated with succession planning for the Board and senior management.

Our Board believes that the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

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Director Selection Process

The Governance and Nominating Committee is responsible for identifying and reviewing the qualifications of potential director nominees and recommending to the Board those candidates to be nominated for election to the Board. The Governance and Nominating Committee does not apply any specific minimum qualifications when considering director nominees. Instead, the Governance and Nominating Committee considers all factors it deems appropriate, which may include, among others (a) ensuring that the Board, as a whole, is appropriately diverse and the extent to which a candidate would fill a present need on the Board, (b) the Board’s size and composition, (c) our corporate governance policies and any applicable laws, (d) individual director performance, expertise, relevant business and financial experience, integrity and willingness to serve actively, (e) the number of other public and private company boards on which a director candidate serves and (f) consideration of director nominees properly proposed by third parties with the legal right to nominate directors or by shareholders in accordance with our Bylaws. The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Although the Company does not have a formal policy with respect to diversity, as a matter of practice, the Governance and Nominating Committee considers diversity in the context of the Board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity, and the range of perspectives that the directors bring to their work. Shareholders may also nominate directors for election at the Company’s annual shareholders meeting by following the provisions set forth in our Bylaws, whose qualifications the Governance and Nominating Committee will consider.

Meetings of the Board and Committees

During the fiscal year ended December 31, 2017, the Board held 9 meetings. All of the directors who served during the fiscal year ended December 31, 2017 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenures. Directors are expected to make best efforts to attend all Board meetings, all meetings of the committee or committees of the Board of which they are a member, and the annual meeting of shareholders. Attendance by telephone or videoconference is deemed attendance at a meeting.

Pursuant to our Corporate Governance Guidelines, our Board plans to hold at least four meetings each year, with additional meetings to occur (or action to be taken by unanimous consent, either in writing or by electronic transmission) at the discretion of the Board.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, in order to ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at most Board meetings with no members of management present. Mr. Hachigian, our Chairman, presides at these executive sessions.

Communications with the Board

A shareholder or any interested party may submit a written communication to the Board or to the chairperson of any of the Audit, Compensation, or Governance and Nominating Committees, or to the Chairman of the Board or the non-management or independent directors as a group, by addressing such communications to the Corporate Secretary of the Company, 2645 Silver Crescent Drive, Charlotte, North Carolina 28273. The Corporate Secretary will, as appropriate, forward such communication to our Board of Directors or to any individual director, select directors, or committee of our Board to whom the communication is directed. Such communications may be made confidentially or anonymously.

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Committees of the Board

The Board has an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee, as described below. Our Audit Committee consists entirely of independent directors. As permitted by the listing standards of the NYSE, because we qualified as a “controlled company” until May 31, 2017, our Compensation Committee and our Governance and Nominating Committee are not currently composed entirely of independent directors. The Compensation Committee and Governance and Nominating Committee must be composed entirely of independent directors by May 31, 2018, and we intend to comply with such requirement by such time. Each of the Audit Committee, Compensation Committee and Governance and Nominating and Committee operates under a written charter approved by the Board, copies of which are available on our website at investors.jeld-wen.com/corporate-governance/governance-documents.

The following table shows the membership of each committee of our Board as of December 31, 2017, and the number of meetings held by each committee during the fiscal year ended December 31, 2017. The Board intends to review committee assignments shortly after the annual meeting.

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
Kirk Hachigian			Chair
Mark Beck (1)
William F. Banholzer, Ph.D. (2)		✓
Martha (Stormy) Byorum	✓		✓
Greg G. Maxwell	Chair
Anthony Munk (2)(3)
Matthew Ross		Chair
Suzanne Stefany (4)	✓	✓
Bruce Taten		✓	✓
Patrick Tolbert (4)(5)
Roderick Wendt
Stephen Wynne	✓
Number of Meetings in 2017	5	7	5

(1)	On February 27, 2018, Mr. Beck’s service as a director ended upon his departure from the Company.

(2)	On May 31, 2017, in order to comply with the NYSE transition rules regarding independence, the Board removed Messrs. Munk and Ross from the Governance and Nominating Committee and appointed Ms. Byorum and Mr. Taten in their stead.

(3)	On August 3, 2017, in order to comply with the NYSE transition rules regarding independence, the Board removed Mr. Munk from the Compensation Committee and appointed Mr. Banholzer in his stead.

(4)	On October 31, 2017, in order to comply with the NYSE rules regarding independence, the Board removed Mr. Tolbert from the Audit Committee. The Board also appointed Ms. Stefany to the Audit Committee and the Compensation Committee on that date.

(5)	Mr. Tolbert is not standing for reelection at the 2018 Annual Meeting.

Audit Committee

Currently, the members of the Audit Committee are Greg Maxwell, as Chairman, Martha (Stormy) Byorum, Suzanne Stefany, and Steven Wynne. Mr. Maxwell qualifies as our “audit committee financial expert” within the meaning of regulations adopted by the SEC. The Audit Committee recommends the annual appointment and reviews independence of auditors and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, and investigations into matters related to audit functions. The Audit

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Committee is also responsible for risk oversight on behalf of our Board of Directors. See “—Risk Oversight.” All members of the Audit Committee are independent within the meaning of the NYSE listing standards.

The charter of the Audit Committee permits the committee to delegate, in its discretion, its duties and responsibilities to one or more subcommittees as it deems appropriate.

Compensation Committee

Currently, the members of the Compensation Committee are Matthew Ross, as Chairman, William F. Banholzer, Suzanne Stefany, and Bruce Taten. The principal responsibilities of the Compensation Committee are to review and approve matters involving executive and director compensation, recommend changes in employee benefit programs, authorize equity and other incentive arrangements, and authorize our company to enter into employment and other employee-related agreements. Because we are no longer a “controlled company” within the meaning of the NYSE listing standards, our Compensation Committee must be composed entirely of independent directors by May 31, 2018.

The charter of the Compensation Committee permits the committee to delegate, in its discretion, its duties and responsibilities to a subcommittee of the Compensation Committee as it deems appropriate and to the extent permitted by applicable law.

Governance and Nominating Committee

Currently, the members of the Governance and Nominating Committee are Kirk Hachigian, as Chairman, Martha (Stormy) Byorum, and Bruce Taten. The Governance and Nominating Committee assists our Board of Directors in identifying individuals qualified to be board members, makes recommendations for nominees for committees, reviews related-party transactions, and develops, recommends to the Board, and reviews our corporate governance principles. Because we are no longer a “controlled company” within the meaning of the listing standards of the NYSE, our Governance and Nominating Committee must be composed entirely of independent directors by May 31, 2018.

The charter of the Governance and Nominating Committee permits the committee to, in its sole discretion, delegate its duties and responsibilities to one or more subcommittees as it deems appropriate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee. No interlocking relationship exists between any member of our Compensation Committee and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company.

No Hedging Policy

The Company’s Securities Trading and Disclosure Policy prohibits all directors and executive officers of the Company from engaging in short-term or speculative transactions involving Company securities, including the purchase or sale of financial instruments (including options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock) or other transactions (such as short sales) that are designed to, or that have the effect of, hedging or offsetting any decrease in the market value of Company stock.

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DIRECTOR COMPENSATION

In conjunction with the Company’s initial public offering in January 2017 (our “IPO”), the Governance and Nominating Committee recommended, and the Board approved, a Non-Employee Director Compensation Policy that sets the compensation of our non-employee directors. The Governance and Nominating Committee will review this policy on an annual basis, typically in conjunction with the annual meeting of shareholders, and recommend changes to the Board as it deems appropriate.

The following table describes the components of our non-employee directors’ compensation for 2017:

Compensation Element	Compensation Amount
Annual Cash Retainer	$90,000 paid quarterly in arrears
Annual Equity Retainer	$110,000 in restricted stock units that vest one year from the date of grant (or, if earlier, on the date of the next annual meeting of shareholders)
Board and Committee Fees	None
Chair Fee*	$25,000 for the Audit Committee $18,000 for the Compensation Committee $15,000 for the Governance and Nominating Committee
Board Chair Fee	$100,000 paid quarterly in arrears
Stock Ownership Guidelines	Ownership of common stock or RSUs equivalent to four times the annual cash retainer within five years of the later of the IPO or joining the Board**

*	Chair fees paid unless such position is held by the Chairman of the Board or an employee of Onex.

**	As of December 31, 2017, each of Messrs. Hachigian, Beck, Taten, Wendt, and Wynne satisfied this guideline. All other directors (other than employees of Onex) are expected to satisfy this guideline within the required period.

Annual Cash Retainer

In 2017, non-employee directors received an annual cash retainer of $90,000, paid quarterly in arrears. Under the Non-Employee Director Compensation Policy, members of the Board who are our employees receive no additional compensation for their service on the Board. In 2017, our employee-directors were Messrs. Beck and Wendt. Amounts due to members of our Board who are employees of Onex are paid directly to Onex. In 2017, Messrs. Munk and Ross were the only directors who were also employees of Onex.

Annual Equity Retainer

In 2017, eligible non-employee directors were entitled to an annual grant of $110,000 in RSUs under the Company’s Omnibus Equity Plan, which RSUs vest one year from the date of the grant (or, if earlier, on the date of the next annual meeting of shareholders), subject to continued service on the Board through the earlier of the vesting date or the end of the director’s term. Directors who were appointed to the Board during the year received a prorated RSU award. The value of awards due to members of the Board who are employees of Onex are paid directly to Onex in cash on the first anniversary of the date of grant. In accordance with this policy, (a) on February 27, 2017, each of Messrs. Hachigian, Maxwell, Taten, Tolbert and Wynne and Ms. Byorum received a grant of 3,533 RSUs, (b) Mr. Banholzer and Ms. Stefany each received a prorated grant of 2,047 RSUs and 1,193 RSUs, respectively, upon joining the Board, and (c) on February 27, 2018, the Company paid $220,000 to Onex.

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2017 Compensation

The following table provides summary information for the year ended December 31, 2017, relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2017. Pursuant to the Non-Employee Director Compensation Policy approved by the Board, (a) Messrs. Beck and Wendt were employees and did not receive additional compensation for serving as a director, and (b) Messrs. Munk and Ross were employees of Onex, so the cash value of their compensation was paid directly to Onex. Mr. Beck’s compensation is reported in the Summary Compensation Table and related compensation tables.

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards($)(2)	All Other Compensation	Total
Kirk Hachigian	$190,000	$110,000	—	—	$300,000
William Banholzer	$ 45,000	$ 66,000	—	—	$111,000
Martha (Stormy) Byorum	$ 90,000	$110,000	—	—	$200,000
Greg G. Maxwell	$115,000	$110,000	—	—	$225,000
Anthony Munk (3)	$200,000	—	—	—	$200,000
Matthew Ross (3)	$200,000	—	—	—	$200,000
Suzanne Stefany	$ 22,500	$ 44,000	—	—	$ 66,500
Bruce Taten	$ 90,000	$110,000	—	—	$200,000
Patrick Tolbert	$ 90,000	$110,000	—	—	$200,000
Roderick Wendt (4)	—	—	—	$208,000	$208,000
Steven Wynne	$ 90,000	$110,000	—	—	$200,000

(1)	As of December 31, 2017, each of Messrs. Hachigian, Maxwell, Taten, Tolbert and Wynne and Ms. Byorum had 3,533 RSUs outstanding; Mr. Banholzer and Ms. Stefany had 2,047 RSUs and 1,193 RSUs, respectively, outstanding.

(2)	As of December 31, 2017, Messrs. Wendt and Wynne had 141,669 and 45,362 vested stock options, respectively, outstanding.

(3)	Pursuant to the Non-Employee Director Compensation Policy, the cash value of compensation payable to Onex directors is paid directly to Onex.

(4)	Mr. Wendt, Vice Chairman, is an employee. In 2017, he received a salary of $200,000 and 401(k) matching contributions of $8,000.

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EXECUTIVE OFFICERS

The following table sets forth, as of the date of this Proxy Statement, the name and age of each executive officer of the Company who is not a director, indicating all positions and offices with us currently held by such individual:

Name	Age	Position
L. Brooks Mallard	51	Executive Vice President and Chief Financial Officer
Laura W. Doerre	50	Executive Vice President, General Counsel and Chief Compliance Officer
Peter Farmakis	50	Executive Vice President and President, Australasia
Peter Maxwell	55	Executive Vice President and President, Europe
Timothy Craven	49	Executive Vice President, Human Resources
John Linker	42	Senior Vice President, Corporate Development and Investor Relations

Set forth below are descriptions of the backgrounds of each executive officer other than Mr. Hachigian, whose biography is included under “Item 1—Election of Class I Directors” above. Mr. Hachigian is not an employee of the Company, but has been appointed by the Board to serve as the principal executive officer on an interim basis.

L. Brooks Mallard, Executive Vice President and Chief Financial Officer. Mr. Mallard has served as Executive Vice President and Chief Financial Officer of the Company since November 2014. Prior to joining the Company, Mr. Mallard served as Finance Director of the Global Braking Business at TRW Automotive Holdings Corporation from March 2013 to October 2014. From 2003 to February 2013, Mr. Mallard worked at Cooper Industries, where he served in positions of increasing authority, including Vice President of Finance and Administration of Cooper Bussmann from 2007 to August 2011 and Vice President of Finance and Administration of Cooper Power Systems from August 2011 to February 2013. Earlier in his career, Mr. Mallard served in executive financial positions at Thomas & Betts Corporation, Briggs and Stratton Corporation, and GAF Materials Corporation. Mr. Mallard holds a B.B.A. and an M.B.A. from Georgia Southern University. He has also earned both the Certified Management Accountant and Certified Financial Management designations from the Institute of Management Accountants.

Laura W. Doerre, Executive Vice President, General Counsel and Chief Compliance Officer. Ms. Doerre joined the Company in September 2016 and is responsible for the Company’s global legal affairs and global risk and compliance functions. Prior to joining the Company, Ms. Doerre served as Vice President and General Counsel for Nabors Industries Ltd. from October 2008 to August 2016. From 1996 to 2008, she held positions of increasing responsibility with Nabors. Prior to joining Nabors in 1996, Ms. Doerre practiced commercial litigation with the law firm Mayor, Day, Caldwell & Keeton LLP. Ms. Doerre received her B.S. with distinction in Accounting from the University of North Carolina at Chapel Hill and graduated with honors from the University of Texas School of Law. She is admitted to practice law in the state of Texas.

Peter Farmakis, Executive Vice President and President, Australasia. Mr. Farmakis joined the Company as Chief Operating Officer, Australia in September 2013 and was promoted to Executive Vice President and President, Australasia in June 2014. Prior to joining the Company, Mr. Farmakis served as Chief Executive Officer of Dexion Limited (which was acquired by GUD Holdings Limited in 2012) from 2007 until August 2013. Mr. Farmakis also served in a variety of key leadership roles with numerous companies, including as Executive General Manager of Smorgon Steel Group Limited, Distribution Business; Global Vice President of Huntsman Corporation, Advanced Materials division; Americas Regional President of Vantico Inc.; and Strategy & Corporate Planning Manager for Ciba-Geigy AG in Switzerland. He began his career in research and development with ICI (Dulux) and Bayer AG. Mr. Farmakis earned a B.S. from the University of Wollongong and a postgraduate degree in Marketing and Finance from the University of Technology, Sydney in Australia.

Peter Maxwell, Executive Vice President and President, Europe. Mr. Maxwell joined the Company as Executive Vice President and President, Europe in September 2015. Prior to joining the Company, Mr. Maxwell served as a Vice President and General Manager at MTL Instruments Group, Eaton Corporation from September 2008 to August 2015. Previously, Mr. Maxwell worked for Cooper Industries (which was acquired by Eaton Corporation in 2012) for nearly 20 years and held various general management roles of increasing responsibility within Cooper Industries and Eaton Corporation serving the commercial and industrial building sector and the oil and gas sector

20    JELD-WEN Holding, Inc.

as Vice President and General Manager in the Crouse-Hinds Division. He served as the Chief Financial Officer of Cooper Industries’ Safety Division based in Europe from 1998 to 2002. Mr. Maxwell graduated with a B.Sc. in Civil Engineering from the University of Edinburgh before qualifying as a Chartered Accountant with Coopers & Lybrand, now PricewaterhouseCoopers LLP.

Timothy Craven, Executive Vice President, Human Resources. Mr. Craven was appointed Vice President, Employee Relations of the Company in July 2015 and was promoted to his current role as Executive Vice President, Human Resources in February 2016. Mr. Craven is responsible for global human resources and employee relation activities. His duties include talent acquisition, training and development, wage and benefit reviews, and employee engagement. Previously, Mr. Craven was employed at Eaton Corporation (formerly Cooper Industries) where he held a number of senior-level human resources roles since 2007. Immediately prior to joining the Company, Mr. Craven served as Vice President, Human Resources at the Crouse-Hinds Division of Eaton Corporation in Syracuse, New York. Earlier in his career, Mr. Craven served in a number of human resources positions of increasing responsibility at both corporate and operating locations with Xerox’s Affiliated Computer Services Business and Honeywell, Inc. Mr. Craven earned a B.S. in human resource management from Western Illinois University.

John Linker, Senior Vice President, Corporate Development and Investor Relations. Mr. Linker joined the Company in December 2012 and currently holds the position of Senior Vice President, Corporate Development and Investor Relations. In this role, Mr. Linker has global responsibility for mergers, acquisitions, strategy, and investor relations. Previously, Mr. Linker was the Treasurer for the Company, where he was responsible for all capital markets, cash management, investor relations, credit, collections and risk management activities. Prior to joining the Company, Mr. Linker held the position of Director, Mergers and Acquisitions for the Aerospace Systems division of United Technologies Corporation and its predecessor, Goodrich Corporation, since 2008. Mr. Linker began his career in investment banking for Wells Fargo and consulting for Accenture PLC. Mr. Linker’s experience includes 17 years of corporate mergers and acquisitions and capital markets experience. Mr. Linker holds a B.A. in Economics and International Studies from Duke University and a M.B.A. from The Fuqua School of Business at Duke University.

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COMPENSATION DISCUSSION & ANALYSIS

Introduction

This Compensation Discussion & Analysis (“CD&A”), provides information about our compensation philosophy and practices in place during 2017 and the material elements of compensation paid to, awarded to, or earned by our named executive officers (our “NEOs”) in 2017, who were:

Name	Title
Mark Beck	Former President and Chief Executive Officer
L. Brooks Mallard	Executive Vice President and Chief Financial Officer
Laura Doerre	Executive Vice President, General Counsel and Chief Compliance Officer
Peter Farmakis	Executive Vice President and President, Australasia
John Linker	Senior Vice President, Corporate Development and Investor Relations
John Dinger	Former Executive Vice President and President, North America

Effective November 6, 2017, Mr. Dinger ceased to be an employee of the Company. Mr. Beck ceased to be an employee of the Company on February 27, 2018.

Following Mr. Beck’s departure, effective February 27, 2018, Mr. Hachigian has assumed the role of our principal executive officer on an interim basis until a successor is determined. In consideration of his services, Mr. Hachigian will be compensated as set forth below under the heading “Interim CEO Compensation.”

Executive Compensation Objectives and Philosophy

The Compensation Committee (the “Committee”) believes that our executive compensation program should be structured to reward the achievement of specific annual, long-term, and strategic performance goals of our Company. Accordingly, the executive compensation philosophy of the Committee is as follows:

•	to align the interests of our NEOs with those of our shareholders, thereby providing long-term economic benefit to our shareholders;

•	to provide competitive financial incentives in the form of salary, bonus and benefits, and long-term equity awards with the goal of attracting and retaining talented NEOs;

•	to maintain a compensation program that includes at-risk, performance-based awards whereby NEOs who demonstrate exceptional performance will have the opportunity to realize appropriate economic rewards; and

•	to develop an overall executive compensation program that strikes an appropriate balance between short-term and long-term performance, while incorporating risk-mitigation design features to discourage excessive risk-taking.

To achieve our objectives, we deliver executive compensation through a combination of the following components:

•	base salary;

•	annual cash bonuses that are tied to our annual operating plan;

•	long-term equity-based incentive compensation;

•	broad-based employee benefits; and

•	severance benefits.

Our total executive compensation program is inclusive of base salaries and other benefits, including severance benefits, that are designed to attract and retain senior management talent. We also use annual cash incentive compensation and long-term equity incentives to ensure a performance-based delivery of pay that aligns, as closely as possible, the rewards of our NEOs with the long-term interests of our shareholders, while enhancing executive retention. Compensation of our NEOs is determined by the Committee, which considers feedback and recommendations from the CEO with respect to his direct reports.

22    JELD-WEN Holding, Inc.

The Committee has engaged Willis Tower Watson (“WTW”) as its independent consultant to assist the Committee with its responsibilities, including by providing advice, research and analysis on executive compensation trends and norms; determining the composition of our peer group for purposes of compensation comparison; and reviewing and analyzing peer group and industry information to assist with setting both specific elements of and total executive compensation. The Committee analyzed any relationships that WTW had with the Company, members of the Committee, executive officers and management, and concluded that, after consideration of the specific factors identified by the SEC and the NYSE that may affect the independence of compensation advisors, there were no independence or conflict-of-interest concerns related to WTW.

The Committee determines the appropriate level of both specific elements of and total compensation for our NEOs by taking into account numerous competitive, performance and other factors, including a compensation comparison against a pre-selected peer group. In consultation with WTW, the Committee has identified a peer group to serve as a benchmark for determining the compensation of each of our North America-based NEOs. For Mr. Farmakis, the Committee utilizes survey data regarding compensation of executives in comparable industries within the region he oversees for purposes of benchmarking. The Committee does not target compensation at a specific percentile within the peer or industry group. Instead, it reviews market data to understand how our NEOs’ total compensation compares to competitive norms.

The Committee determined an appropriate peer group for purposes of compensation comparison, in consultation with WTW, by considering companies meeting all or most of the following factors: significant competitors in the Company’s business lines, comparable size, and likely competitors for executive talent. The Committee considered each company individually, as well as the group as a whole, in determining a peer group appropriate for purposes of executive compensation comparison. Thirteen of the twenty companies included in the Company’s peer group are in the building products industry, while the remaining seven are either peers of those thirteen peers or in highly aligned products or sectors. The median revenue of the peer group is likewise aligned with the Company’s anticipated revenue. The Committee also considered the size of the peer group and determined that a robust peer group was desirable to mitigate potential year-over-year volatility in data. Accordingly, the Committee determined and utilized the following peer group for purposes of executive compensation comparison:

AO Smith Corp (AO)	Mohawk Industries, Inc. (MHK)
Armstrong World Industries, Inc. (AWI)	Newell Brands Inc. (NWL)
Builders FirstSource, Inc. (BLDR)	Nortek Inc. (NTK)
D.R. Horton Inc. (DHI)	Owens Corning (OC)
Fortune Brands Home & Security, Inc. (FBHS)	Ply Gem Holdings, Inc (PGEM)
Griffon Corporation (GFF)	PulteGroup, Inc. (PHM)
Lennox International, Inc. (LII)	Snap-on Incorporated (SNA)
Martin Marietta Materials, Inc. (MLM)	Universal Forest Products, Inc. (UFPI)
Masco Corporation (MAS)	USG Corporation (USG)
Masonite International Corporation (DOOR)	Vulcan Materials Company (VMC)

Components of Executive Compensation

Base Salary

We believe it is important to pay our executives a competitive base salary. Each NEO is party to an employment agreement that provides for an annual base salary, which is subject to periodic review by the Committee. In establishing the initial base salary, we considered a number of factors including market data for similar positions, as well as the duties and responsibilities of the position. The base salary of our NEOs is reviewed annually by the Committee to determine whether an adjustment is appropriate; however, NEOs do not receive automatic merit increases to their base salaries. In making decisions regarding salary adjustments, the Committee takes into account numerous factors, none of which is dispositive or individually weighted, including the NEO’s performance, our financial results, the relative significance of the NEO’s business unit or function, the NEO’s past performance and potential for advancement, and comparable salaries paid to other executive officers of similar skills and experience in our peer group or industry.

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The following table shows the final 2017 annual base salary amounts for each NEO who continued to serve as a NEO at year end. In the case of Messrs. Beck and Mallard, the amounts below for 2017 reflect base salary changes approved by the Committee effective March 13, 2017. Mr. Dinger’s annualized salary for 2017 was $410,000.

NEO	2017 Base Salary
Mark Beck	$875,000
L. Brooks Mallard	$505,000
Laura Doerre	$500,000
Peter Farmakis (1)	$421,956
John Linker	$350,000

(1)	AU$540,000 reported in U.S. dollars at a conversion rate of U.S.$0.7814/AU$1.00, the exchange rate in effect on December 31, 2017.

For 2018, the Committee approved increases in the salaries for Mr. Mallard (to $530,000, an increase of 5%) and Mr. Farmakis (to AU$600,000, an increase of 11%), effective March 1, 2018. In approving these increases, the Committee considered each NEO’s contributions and performance in 2017 as aligned to his objectives, the frequency and timing of past compensation changes, as well as his salary relative to similarly situated executives within our peer group (for Mr. Mallard) and in comparable industries within the relevant geographic region (for Mr. Farmakis).

Annual Cash Incentives

We believe it is important to motivate our NEOs to achieve short-term performance goals by linking a portion of their annual cash compensation to the achievement of our approved operating plan. Toward that end, we provide an annual cash bonus award opportunity to key members of management, including our NEOs, under the terms and conditions of our 2017 Management Incentive Plan (the “MIP”). The Committee establishes the target bonus opportunities and the Company performance goals for the MIP (as described in greater detail below), which are communicated to MIP participants. Following the end of each fiscal year, the Committee reviews our actual financial results relative to the established MIP performance goals and determines the level of performance achieved with respect to the Company performance goals for all MIP participants. The Committee considers the level of achievement of the Company performance goals as well as the achievement of the regional or individual performance goals applicable to each NEO. The Committee approves actual cash bonus awards for the NEOs following such determinations.

2017 MIP Incentives

For 2017, each of our NEOs was eligible for an annual cash-based performance bonus under the MIP. Employment agreements with our NEOs establish minimum target bonus opportunities, and the Committee has discretion to assign target bonus opportunities above those levels. The Committee also establishes threshold and maximum bonus opportunities for each NEO. Bonuses are awarded based upon actual performance in the range between threshold and maximum achievement of performance goals. No bonus is awarded with respect to a particular performance goal if financial results are below the threshold performance level for the applicable performance goal.

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The Committee established the 2017 bonus opportunity for each of our NEOs, expressed as a percentage of base salary, as follows:

Name	Threshold (60% of Target)	Target	Maximum (200% of Target)
Mark Beck	75%	125%	250%
L. Brooks Mallard	45%	75%	150%
Laura Doerre	45%	75%	150%
Peter Farmakis	30%	50%	100%
John Linker	36%	60%	120%
John Dinger	36%	60%	120%

Pursuant to our MIP, the Committee established Company performance goals based on two financial measures under our 2017 operating plan: (i) Adjusted EBITDA and (ii) Adjusted Free Cash Flow. For MIP purposes, we define Adjusted EBITDA as reported Adjusted EBITDA, excluding the impact of acquisitions during the plan year, and as may be further adjusted for discrete items by the Committee in its sole discretion. We define Adjusted Free Cash Flow as reported Free Cash Flow, excluding the impact of (i) acquisitions during the plan year and (ii) unused capital under our annual budget, and as may be further adjusted for discrete items by the Committee in its sole discretion. The Committee determined that equal weighting of the two performance goals was appropriate as both goals are critical to continued shareholder value creation.

The Committee also established regional performance goals for each of our segments. The regional performance goals were based on Company performance goals (as described above), as well as three financial measures under our 2017 regional operating plans: (i) Adjusted Revenue; (ii) Adjusted EBITDA; and (iii) Adjusted Free Cash Flow. For MIP purposes, we define Adjusted Revenue as Revenue from operating activities, excluding the impacts of acquisitions during the plan year, as shown in our consolidated financial statements, plus or minus other discrete items, to the extent such adjustment is approved by the Committee. The Committee determined that these factors should be weighted as shown in the table below, reflecting the relative priority of each of the metrics in driving shareholder value.

For 2017, achievement of both Company and regional performance goals was measured against threshold, target, and maximum performance levels, which levels were set in February 2017 after the completion of our budgeting process and an examination of our underlying markets, customers, strategic initiatives, and the general economic outlook for 2017. The 2017 MIP performance goals established by the Committee, and applicable to our NEOs, are set forth in the table below.

Performance Goals	Weighting	Threshold	Target	Maximum
Company		(dollar amounts in millions; local currency)
Adjusted EBITDA	50%	$ 430.0	$ 445.0	$ 460.0
Adjusted Free Cash Flow	50%	$ 187.0	$ 202.0	$ 217.0
North America Regional (applicable to Mr. Dinger)
Company Performance	25%	See above
Regional Adjusted Revenue	15%	$2,211.0	$2,230.0	$2,260.0
Regional Adjusted EBITDA	37.5%	$ 288.0	$ 308.0	$ 319.0
Regional Adjusted Free Cash Flow	22.5%	$ 223.0	$ 243.0	$ 254.0
Australasia Regional (applicable to Mr. Farmakis)		(amounts shown in AU$ millions)
Company Performance	25%	See above
Regional Adjusted Revenue	15%	$ 714.7	$ 721.4	$ 734.9
Regional Adjusted EBITDA	37.5%	$ 90.4	$ 95.1	$ 99.9
Regional Adjusted Free Cash Flow	22.5%	$ 61.4	$ 66.2	$ 70.9

In all instances, actual bonus payments under the MIP for 2017 were subject to upward or downward adjustment at the discretion of the Committee based upon its evaluation of an NEO’s individual achievements or contributions to performance of the functions with his or her areas of responsibility. In addition, adjustments are permitted as

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deemed appropriate by the Committee to account for unanticipated or other significant events that warrant adjustment. For 2017, global Adjusted EBITDA for MIP purposes was $430.4 million (which yielded a Company performance level for this metric of 61% of Target) and global Adjusted Free Cash Flow was $205.8 million (which yielded a Company performance level for this metric of 125 % of Target).1 The formula established by the Committee for the Company performance element of our 2017 MIP yielded a Company performance of 93% of Target.

With respect to regional performance goals for 2017, applicable for Mr. Dinger and Mr. Farmakis, performance levels for Regional Adjusted Revenue, Regional Adjusted EBITDA and Regional Adjusted Free Cash Flow for each of North America and Australasia are reflected in the table below, together with the overall regional performance levels. In determining Regional Adjusted Revenue (as defined for MIP purposes) for 2017, the only adjustments made to Regional Revenues from operating activities as reported in our annual report on Form 10-K were adjustments to exclude the impact of acquisitions completed during the year of ($32.7 million) and (AU$10.8 million) for North America and Australasia, respectively. In determining Regional Adjusted EBITDA (as defined for MIP purposes) for 2017, the only adjustments made to Regional Adjusted EBITDA as reported in our annual report on Form 10-K were adjustments to exclude the impact of acquisitions completed during the year of ($3.5 million) and (AU$2.1 million) for North America and Australasia, respectively. In determining Regional Adjusted Free Cash Flow (as defined for MIP purposes) for 2017, we first determined Regional Free Cash Flow (utilizing the reported methodology for determining Free Cash Flow), then adjusted it to exclude the impact of acquisitions and to exclude discrete items such as litigation costs, tax restructuring costs, debt refinancing costs, taxes, interest, intercompany royalty, and costs associates with non-core activities. The Committee determined that these adjustments were necessary to reflect the normalized operating performance of the Company.

Region	Company Global Performance	Adjusted Revenue (% Target earned)	Adjusted EBITDA (% Target earned)	Adjusted Free Cash Flow (% Target earned)
Weighting	25%	15%	37.5%	22.5%
		(dollar amounts in millions; local currency)
North America (applicable to Mr. Dinger)	93%	$2,127.4 (0%)	$270.1 (0%)	$219.0 (0%)
Australasia (applicable to Mr. Farmakis)	93%	$735.0 (200%)	$94.9 (98%)	$77.7 (200%)

The formula established by the Committee for the regional performance element of our 2017 MIP, as applicable to Messrs. Dinger and Farmakis, yielded regional performance levels of 23% and 135% of Target, respectively.

For each NEO, the Committee considered the bonus opportunity based upon the applicable Company or regional performance level, and adjusted it based upon individual contributions to overall financial performance, operational improvements in safety, quality, on-time delivery, and productivity, execution on acquisitions, and facilitating the successful launch of our IPO. For our NEOs other than Mr. Farmakis and Mr. Dinger, the Committee adjusted MIP bonuses downward due to the Company’s failure to achieve Adjusted EBITDA targets. The degree to which the bonus was adjusted downward was based upon the extent of the individual NEO’s responsibility for achievement of Company goals and, in the case of Messrs. Beck and Mallard, their responsibility for achievement of North America regional goals, each of which was below Threshold. The bonuses were further adjusted based upon individual performance on personal objectives. For example, Mr. Beck’s bonus was adjusted downward (to 37% of Target) based on the failure to meet targets for productivity, core growth and SG&A expenses established by the Board at the beginning of 2017. The Committee increased Mr. Farmakis’s MIP bonus (from 135% to 143%

[1]	In determining Adjusted EBITDA (as defined for MIP purposes) for 2017, the only adjustments made to Adjusted EBITDA as reported in our annual report on Form 10-K were adjustments to exclude the impact of acquisitions completed during the year of ($7.2 million). In determining Adjusted Free Cash Flow (as defined for MIP purposes) for 2017, adjustments to Free Cash Flow from operations as reported on Form 10-K included adjustments to exclude the impact of acquisitions completed during the year of ($3.9 million); unused capital under our annual budget of ($40.9 million); and discrete items such as litigation costs, tax restructuring costs, debt refinancing costs, and costs associated with non-core activities of $47.9 million. The Committee determined that these adjustments were necessary to reflect the normalized operating performance of the Company.

26    JELD-WEN Holding, Inc.

of Target) based upon the outperformance on regional goals, as well as individual objectives such as M&A that were established by the CEO at the beginning of 2017. The Committee increased Mr. Dinger’s MIP bonus (from 23% to 42% of Target) based upon achievement of objectives for the North America businesses that were established by the CEO at the beginning of 2017. As a result, the Committee awarded MIP bonuses to our NEOs as follows:

Name	Payment Amount	% of Target
Mark Beck	$400,000	37%
L. Brooks Mallard	$285,000	75%
Laura Doerre	$245,000	65%
Peter Farmakis (1)	$301,699	143%
John Linker	$190,000	90%
John Dinger	$112,750	42%	(2)

(1)	Payout approved at AU$386,100 and reported in U.S. dollars at a conversion rate of U.S.$0.7814/AU$1.00, the exchange rate in effect on December 31, 2017.

(2)	Reflects full-year payout percentage. Mr. Dinger’s actual MIP bonus payment was prorated based on his employment through November 2017 pursuant to the terms of his employment agreement in effect at the time of his departure.

2018 MIP Incentives

In February 2018, the Committee established global and regional performance goals under the MIP for 2018. Similar to 2017, participants will be eligible to earn annual bonuses for 2018 based on our actual financial results for each year measured against our annual operating plan and individual performance. With respect to the Company performance metrics for 2018, the Committee added a third metric (Adjusted EBITDA as a Percentage of Revenue) to be weighted 25%, with the existing performance metrics, Adjusted EBITDA and Adjusted Free Cash Flow, to be weighted 25% and 50%, respectively. The Committee retained Adjusted EBITDA and Adjusted Free Cash Flow as the regional performance metrics for 2018. Adjusted EBITDA as a Percentage of Revenue replaced a portion of the previous Adjusted EBITDA as a Company performance metric to encourage productivity and margin improvement, another factor critical to attainment of our long-term objectives and to delivering shareholder value. As with 2017 MIP payouts, actual bonus payments under the MIP for 2018 are subject to upward or downward adjustment based upon individual performance. In addition, adjustments are permitted as deemed appropriate by the Committee to account for unanticipated or other significant events that warrant adjustment.

With the exception of Mr. Farmakis, each of our NEOs retained the same bonus opportunity for 2018, as a percentage of base salary, as shown in the table above for 2017. The Committee increased the threshold, target and, maximum bonus opportunity for 2018 to 36%, 60%, and 120%, respectively, for Mr. Farmakis. In approving this increase, the Committee considered Mr. Farmakis’s contributions and performance in 2017, the frequency and timing of past compensation changes, as well as Mr. Farmakis’ total compensation relative to similarly situated executives within our industry in the geographic region in which he serves.

Long-Term Equity Incentives

Equity Awards Under our pre-IPO Stock Incentive Plan

We believe that long-term equity incentives are important to ensure that the interests of management remain aligned with those of our shareholders. Key management employees, including certain of our NEOs, were granted equity awards under our pre-IPO Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), which was approved by our Board and our shareholders in 2011. As a private company, the Board generally granted equity awards under the Stock Incentive Plan only in connection with commencement of employment or significant changes in management responsibilities. From time to time, at the discretion of the Committee, equity awards were also made to recognize performance and to assist with the retention of key members of our management team, including certain of our NEOs. Effective upon our IPO, equity awards are no longer made under the Stock Incentive Plan.

2017 Omnibus Equity Plan

In connection with our IPO, the Board adopted and our shareholders approved the JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan (the “Omnibus Equity Plan”). Equity awards granted in connection with our IPO were, and future

2018 Proxy Statement    27

equity awards will be, made under the Omnibus Equity Plan. Under the Omnibus Equity Plan, the Committee intends to continue to grant option and RSU awards to eligible employees, similar to its practice under the Stock Incentive Plan. In addition, beginning in 2018, the Committee has incorporated the use of performance share units (“PSUs”) as a component of the overall equity awards granted to our senior managers, including our NEOs. The Committee’s addition of this component of executive compensation is intended to encourage superior performance and align executives’ interests with those of shareholders, and also takes into consideration competitive market data, as well as the incentive for long-term growth and value creation this component adds to the Company’s overall pay-for-performance program.

Stock Options

The Committee utilizes stock options as a component of executive compensation because they have value only if the Company’s share price increases and, therefore, incentivize sustained, long-term shareholder value creation. To a lesser extent, stock options also play a role in executive retention. The Board has adopted a form of option award agreement under the Omnibus Equity Plan which generally provides that awards vest ratably on each anniversary of the date of grant over the specified multi-year period (typically three years) following the date of grant and have a strike price equal to the fair market value on the date of grant. It also provides for post-termination exercise periods generally consistent with those that were applicable to stock options granted under the Stock Incentive Plan, and that upon a termination for cause, all options, vested or unvested, are immediately forfeited.

Restricted Stock Units

The Committee utilizes time-vesting restricted stock units (“RSUs”) as a component of executive compensation to directly align our executives’ interests with those of shareholders in incentivizing sustained, long-term value creation. Because these awards typically cliff vest after a specified period following the date of grant, they also incentivize our executives to remain in our employ. The Board has adopted a form of RSU award agreement under the Omnibus Equity Plan which generally provides that awards will cliff vest after a specified period (typically three years) following the date of grant, and that RSUs which are not vested at the time of termination of employment are forfeited.

Performance Share Units

Beginning in 2018, the Committee utilizes PSUs as a component of executive compensation to ensure our executives’ incentives are tied directly to key drivers of shareholder value growth. PSUs also play a role in executive retention, as a NEO is required to remain employed through the applicable vesting date in order to receive the shares underlying the PSUs. The Board has adopted a form of PSU award agreement under the Omnibus Equity Plan which generally provides that awards will cliff vest after a specified period (typically three years) following the date of grant, subject to the participant’s continued employment through the vesting date.    Participants will be eligible to earn a specified range (typically 0-150%) of the PSU target award based on our actual performance with respect to selected metrics for the fiscal years specified in the grant. For PSU awards in 2018, the Committee selected cumulative Adjusted EBITDA and Adjusted Free Cash Flow (as defined above for MIP purposes) for fiscal years 2018 through 2020 as the performance metrics, as achievement with respect to these metrics is critical to continued shareholder value creation.

2017 Equity Awards to NEOs

In recognition of the efforts of our senior management, including our NEOs, in guiding the Company through the processes necessary to become a public company, the Committee approved grants (the “IPO Grants”), pursuant to the Omnibus Equity Plan to certain individuals, including our NEOs, with a grant date of February 2, 2017. For Mr. Beck and Ms. Doerre, these grants were contractually required, in whole or in part, pursuant to the terms of their employment arrangements. Messrs. Beck, Mallard, Farmakis and Linker and Ms. Doerre were awarded 195,885, 53,358, 23,096, 25,662, and 41,060 stock options, respectively, each with an exercise price of $27.59 (the closing price of a share of common stock on the date of grant), and 57,005, 15,528, 6,721, 7,468 and 11,949 RSUs, respectively. The stock options granted as part of the IPO Grants will vest ratably on each anniversary of the date of grant (February 2, 2017) over a three-year period and will expire ten years from the date of grant. The RSUs granted as part of the IPO Grants will vest in full three years from the date of grant. Mr. Dinger was awarded 25,662 options and 7,468 RSUs in IPO Grants under the same terms as our other NEOs. Upon his departure from the Company, the vesting of 8,554 of these options was accelerated pursuant to the terms of the award agreement, and the remaining unvested options and RSUs were cancelled for no consideration. Upon Mr. Beck’s departure from the Company in February 2018, the vesting of 65,295 of the options granted as part of the IPO Grants was accelerated and the remaining unvested stock options and RSUs were cancelled for no consideration.

28    JELD-WEN Holding, Inc.

2018 Long-Term Incentive Plan Awards

In February 2018, the Committee implemented a long-term incentive plan (the “2018 LTIP”) which provides for the grant of a combination of PSUs, RSUs and non-qualified stock options (each pursuant to the 2017 Omnibus Equity Plan) to create strong pay-for-performance alignment of the Company’s compensation program with long-term interests of shareholders. The mix of equity-based compensation granted in February 2018 was as follows (based on the grant date fair value of the total award): 25% stock options, 25% RSUs and 50% PSUs. The Committee utilized this mix, together with other elements of our executive compensation, to optimize the balance of long-term and short-term incentives and to avoid undue emphasis on any specific element of the incentive compensation program, thus minimizing risk.

On February 26, 2018, pursuant to the 2017 Omnibus Equity Plan, the Committee approved 2018 LTIP grants to our NEOs who remain employed by us, valued as set forth below.

Name	Stock Options(1)	RSUs(2)	PSUs(3)
L. Brooks Mallard	$300,000	$300,000	$600,000
Laura Doerre	$200,000	$200,000	$400,000
Peter Farmakis	$125,000	$125,000	$250,000
John Linker	$125,000	$125,000	$250,000

(1)	All stock options have a strike price of $33.34 (the closing price of our common stock on the date of grant), vest ratably on each of the first three anniversaries of the date of grant (February 26, 2018), and expire ten years from the date of grant.

(2)	RSUs vest in full on the third anniversary of the date of grant.

(3)	Value of PSUs issued at target. PSUs vest in a range of 0-150% of target on the third anniversary of the date of grant. The number of shares that vest will be determined by performance against pre-set three-year performance targets for Adjusted EBITDA and Adjusted Free Cash Flow, each weighted 50%. Vesting amounts may be adjusted upward or downward by up to 10% based upon the Company’s total shareholder return over the same period relative to the Russell 3000 Index. In no event, however, will the number of PSUs that vest exceed 150% of target.

Employee Benefits

Our NEOs generally participate in the same retirement program as other management employees assigned at their primary work location. NEOs based in the United States participate in the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”), under which the Company will match contributions up to 4% of the lesser of base salary or the annual statutory maximum dollar amount. For Mr. Farmakis, the Company contributes an amount equal to the required contribution rate (9.5% of salary, capped at statutory amounts, in 2017) to the superannuation fund annually.

Our NEOs are also entitled to vacation and holiday pay in accordance with the terms of their respective employment agreements and otherwise on the same terms as other employees at their primary work location. In addition, our NEOs are eligible to participate in our medical, dental, and other insurance programs in accordance with the terms and provisions of those programs in effect from time to time, and on substantially the same terms as those generally offered to other employees.

Perquisites

For 2017 through the date of his departure, Mr. Beck and his immediate family members were entitled to personal use of the Company aircraft, with the value of such usage limited to $150,000 annually. Pursuant to the terms of his initial employment agreement with the Company and the Company’s relocation policy, Mr. Beck was also entitled to relocation benefits (and associated tax gross-up). Pursuant to the terms of her initial employment agreement with the Company, Ms. Doerre was entitled to relocation benefits (and associated tax gross-up) and a monthly temporary housing and commuting stipend, for up to 12 months. Pursuant to the terms of his employment, Mr. Farmakis is entitled to a car allowance.

Compensation Risk Assessment

The Compensation Committee meets at least quarterly to consider management’s assessment of employee and compensation risks, monitor incentive and equity-based compensation plans, and, at least annually, to review the

2018 Proxy Statement    29

Company’s compensation programs to confirm they do not incentivize unnecessary or excessive risk taking. Based on that review, the Committee has determined that there are no practices or policies that are likely to lead to excessive risk-taking or have a material adverse effect on the Company.

Interim CEO Compensation

In consideration of his services as interim CEO, the Board has agreed to pay Mr. Hachigian a biweekly consulting fee of $76,923. In addition, Mr. Hachigian received a grant of 314,267 RSUs on February 27, 2018, which will vest in one year based upon the portion of the twelve-month period during which Mr. Hachigian serves as interim CEO.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis. Based on its review and discussion with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Matthew Ross, Chair

William Banholzer

Suzanne Stefany

Bruce Taten

Summary Compensation Table

The following table sets forth the compensation paid to our NEOs attributable to services performed during the years ended December 31, 2015, 2016, and 2017.

Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensa- tion(6)	All Other Compensa- tion(7)	Total
Mark Beck	2017	$870,192	—	$1,572,768	$2,242,439	$400,000	$532,149	$5,617,548
Former President & Chief Executive Officer	2016	$850,000	—	—	$962,476	$2,125,000	$1,640,492	$5,577,968
	2015	$81,731	$1,300,000	$3,906,150	$8,440,053	—	—	$13,727,934
L. Brooks Mallard	2017	$496,346	—	$428,418	$610,828	$285,000	$10,800	$1,831,392
EVP & Chief Financial Officer	2016	$450,769	—	—	$59,248	$690,000	$284,365	$1,484,382
	2015	$415,385	—	—	$351,214	$600,000	$56,265	$1,422,864
Laura Doerre	2017	$500,000	$150,000	$329,673	$470,043	$245,000	$145,643	$1,840,359
EVP, General Counsel & Chief Compliance Officer	2016	$161,538	$200,000	$1,427,108	—	$250,000	$63,387	$2,102,033
Peter Farmakis	2017	$421,956	—	$185,432	$264,396	$301,699	$100,372	$1,273,855
EVP & President, Australasia
John Linker	2017	$342,692	—	$206,042	$293,772	$190,000	$61,949	$1,094,455
SVP Corporate Development and Investor Relations
John Dinger	2017	$348,500	—	$206,042	$293,772	$112,750	$770,572	$1,731,636
Former EVP & President, North America	2016	$405,769	—	—	$213,435	$492,000	$261,614	$1,372,818
	2015	$65,769	$225,000	$260,410	$1,883,479	—	$14,977	$2,449,635

(1)	This column includes the name and principal position of each NEO during the fiscal year ended December 31, 2017. Mr. Beck’s employment with the Company ended on February 27, 2018. Mr. Dinger’s employment with the Company ended on November 6, 2017.

(2)	The amounts in the salary column represent the dollar value paid to each NEO with respect to each year during which they were a NEO.

(3)	The amount in the bonus column for 2017 represents 50% of a cash award granted to Ms. Doerre when she joined the Company. The remaining 50% is payable in December 2018.

(4)	Reflects the grant date fair value of RSUs, calculated in accordance with FASB ASC Topic 718. For 2017, the calculation is described in Note 23—Stock Compensation in our audited financial statements for the year ended December 31, 2017 into which this Proxy Statement is incorporated by reference.

(5)	Reflects the grant date fair value of common stock options calculated in accordance with FASB ASC Topic 718. For 2017, the calculation is described in Note 23—Stock Compensation in our audited financial statements for the year ended December 31, 2017 into which this Proxy Statement is incorporated by reference.

(6)	For 2017, the amounts listed represent payments under our 2017 MIP.

30    JELD-WEN Holding, Inc.

(7)	For 2017, the amounts in this column represent all other compensation not reported in any other column of the Summary Compensation Table, as reported in detail in the table below.

Name	401(k) Match/ Pension(a)	Deferred Cash(b)	Housing/ Relocation(c)	Airplane Usage(d)	Severance Payments(e)	Other Perquisites(f)	Tax Gross-up(g)	TOTAL
Mark Beck	$10,800	—	$394,953	$101,520	—	—	$24,876	$532,149
L. Brooks Mallard	$10,800	—	—	—	—	—	—	$ 10,800
Laura Doerre	$10,800	—	$134,843	—	—	—	—	$145,643
Peter Farmakis	$15,617	$52,068	—	—	—	$32,687	—	$100,372
John Linker	$10,800	$51,149	—	—	—	—	—	$ 61,949
John Dinger	$10,800	—	$ 1,272	—	$758,500	—	—	$770,572

(a)	Amounts listed are employer matching contributions for 2017 to the 401(k) Plan. Amounts for Mr. Farmakis represent the Company’s contribution to his superannuation account of AU$19,986, reported in U.S. dollars at a conversion rate of U.S.$0.7814/AU$1.00, the exchange rate in effect on December 31, 2017.

(b)	Amounts paid to Messrs. Farmakis and Linker represent deferred cash payments in the amount of $6.96 per Class B-1 Common Stock Options that vested in 2017. Those options were outstanding as of November 1, 2016. The deferred cash was awarded in lieu of repricing such options in conjunction with the November 1, 2016 return of capital and was paid upon vesting of the associated options.

(c)	The amount reported for Mr. Beck represents amounts incurred in connection with the sale of his home in Bethesda, MD and moving expenses. The amount reported for Ms. Doerre includes amounts incurred in connection with the purchase of her home in Charlotte, NC and moving expenses, as well as a monthly temporary housing and commuting stipend provided through July 2017.

(d)	Reflects the incremental variable operating cost to the Company associated with Mr. Beck’s personal use of company aircraft.

(e)	Reflects amounts paid to Mr. Dinger or accrued (to be paid in 2018) as severance payments under the terms of his employment agreement as described in detail under “—Employment Agreements—John Dinger” below. Severance pay is comprised of one year’s base salary ($410,000), one year’s bonus calculated at target ($246,000), accrued but unpaid leave ($70,962), and 30 days’ pay in lieu of notice ($31,538).

(f)	The amount reported for Mr. Farmakis includes a car allowance ($24,879) and other perquisites reported in U.S. dollars at a conversion rate of U.S.$0.7814/AU$1.00.

(g)	Reflects tax gross-up on amounts paid for movement of household goods pursuant to the terms of the Company’s relocation policy.

Grants of Plan-Based Awards

The following table summarizes the awards granted to each of our NEOs during the year ended December 31, 2017.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Number of Securities Underlying Common Stock Options	Exercise or Base Price of Option Awards (per share)	All Other Stock Awards(3)	Grant Date Fair Value of Stock and Stock Awards
		Threshold	Target	Maximum
Mark Beck		$656,250	$1,093,750	$2,187,500	—	—	—	—
	02/02/17	—	—	—	195,885	$27.59	—	$2,242,439(2)
	02/02/17	—	—	—	—	—	57,005	$1,572,768(3)
L. Brooks Mallard		$227,250	$378,750	$757,500	—	—	—	—
	02/02/17	—	—	—	53,358	$27.59	—	$610,828(2)
	02/02/17	—	—	—	—	—	15,528	$428,418(3)
Laura Doerre		$225,000	$375,000	$750,000	—	—	—	—
	02/02/17	—	—	—	41,060	$27.59	—	$470,043(2)
	02/02/17	—	—	—	—	—	11,949	$329,673(3)
Peter Farmakis		$126,587	$210,978	$421,956	—	—	—	—
	02/02/17	—	—	—	23,096	$27.59	—	$264,396(2)
	02/02/17	—	—	—	—	—	6,721	$185,432(3)
John Linker		$126,000	$210,000	$420,000	—	—	—	—
	02/02/17	—	—	—	25,662	$27.59	—	$293,772)(2)
	02/02/17	—	—	—	—	—	7,468	$206,042(3)
John Dinger		$147,600	$246,000	$492,000	—	—	—	—
	02/02/17	—	—	—	25,662	$27.59	—	$293,772(2)
	02/02/17	—	—	—	—	—	7,468	$206,042(3)

(1)	Reflects potential payouts under the 2017 MIP. Amounts actually paid under our 2017 MIP to all NEOs are reported above in the Summary Compensation Table.

(2)	The amounts reflect the fair value of common stock issued on February 2, 2017, which amounts were computed in accordance with FASB ASC Topic 718.

(3)	Represents RSUs granted to each NEO, which will vest in full on the third anniversary of the date of grant.

2018 Proxy Statement    31

Employment Agreements

The Company has entered into agreements with each of our NEOs, which agreements generally provide for indefinite employment terms that are terminable by either party on written notice, in most cases subject to post-employment severance obligations and restrictive covenants. Additional information regarding the terms of these agreements and potential post-employment benefits for our NEOs is included under the heading “—Potential Payments upon Termination or Change In Control” below.

Mark Beck

In connection with commencement of his employment with the Company, Mr. Beck entered into an employment agreement effective November 30, 2015, which provided that he would serve in the role of President and Chief Executive Officer, was entitled to an initial annual base salary of $850,000, and that his target bonus opportunity under the MIP for 2016 was equal to 125% of his base salary. Following a review of Mr. Beck’s overall compensation package in February 2017, the Committee increased his annual base salary to $875,000 effective March 1, 2017. Pursuant to his initial employment agreement, Mr. Beck also received a guaranteed payment of $1,300,000 to compensate him for bonus opportunity and other compensation forfeited upon his resignation from his prior employer and received benefits under our relocation policy, including temporary housing in Charlotte at Company expense and the payment of $500,000 as reimbursement for loss on the sale of his primary residence in Bethesda, Maryland. During his employment, Mr. Beck and his family were permitted to use the Company aircraft for personal travel with a value limited to $150,000 annually.

Effective August 7, 2017, Mr. Beck’s existing employment agreement was replaced by a new employment agreement as described below under 2017 Employment Agreements. In connection with Mr. Beck’s departure from the Company, he received the following benefits in exchange for an executed severance and release agreement, all as provided for in his 2017 Employment Agreement:

Pay in Lieu of 30 days’ Notice	$74,398
Severance Pay (1)	$1,968,750
2018 Bonus (2)	$273,438

(1)	Represents one year’s base pay and target annual bonus, to be paid in twelve (12) equal monthly installments.

(2)	Represents prorated target bonus for the portion of the year through March 31, 2018, to be paid on or about March 15, 2019, on the date that bonuses to other employees are paid.

In addition, in accordance with the terms of applicable agreements pursuant to which outstanding stock options and RSUs were granted, vesting was accelerated for 166,252 stock options and 41,250 RSUs. All remaining unvested stock options and RSUs were canceled. Mr. Beck is also entitled to be reimbursed for up to 12 months of COBRA continuation health coverage and up to $10,000 in outplacement services.

L. Brooks Mallard

In connection with commencement of his employment with the Company, Mr. Mallard entered into a letter agreement effective October 30, 2014, which provided that he would serve in the role of Executive Vice President and Chief Financial Officer, entitled him to an initial annual base salary of $400,000 that could be increased in the discretion of the Committee, and set his target bonus opportunity at 75% of base salary. On November 30, 2015, Mr. Mallard also entered into a Management Transition Agreement which provided that in the event he was terminated without cause (as defined in the Management Transition Agreement) during the 24-month period between December 1, 2015 and November 30, 2017, he would be provided at least two weeks’ written notice before the effective date of termination, and that during the 12-month period following the end of the notice period Mr. Mallard’s equity awards under the Stock Incentive Plan would continue to vest and he would receive certain other separation benefits. Effective August 7, 2017, Mr. Mallard’s employment agreements were replaced by a new employment agreement as described below under 2017 Employment Agreements.

Following a review of Mr. Mallard’s overall compensation package in February 2017, the Committee increased his base annual salary to $505,000 effective March 1, 2017. Effective March 1, 2018, the Committee again increased Mr. Mallard’s base annual salary to $530,000.

32    JELD-WEN Holding, Inc.

Laura Doerre

In connection with commencement of her employment with the Company, Ms. Doerre entered into a letter agreement dated July 25, 2016, as supplemented by a management employment agreement dated September 6, 2016 (referred to herein as a single agreement), which provided that she would serve in the role of Executive Vice President, General Counsel and Chief Compliance Officer. The agreement provided that she was entitled to an initial annual base salary of $500,000, which may be adjusted in the discretion of the Committee, and that her target bonus opportunity was equal to 75% of her base salary. To replace incentive compensation forfeited upon resignation from her previous employer, Ms. Doerre was also entitled to deferred cash in the amount of $300,000 payable ratably in December 2017 and December 2018, equity valued at approximately $1.4 million upon the commencement of her employment (which was satisfied by the Company’s grant to Ms. Doerre of 49,412 RSUs on November 2, 2016), and a guaranteed cash bonus for 2016 of $200,000. Ms. Doerre was also eligible for an additional prorated bonus under the 2016 MIP.

Effective August 7, 2017, Ms. Doerre’s existing letter agreement was replaced by a new employment agreement as described below under 2017 Employment Agreements.

Peter Farmakis

In connection with commencement of his employment with the Company, Mr. Farmakis entered into an employment contract effective June 28, 2013, which provided that he would serve in the role of Chief Operating Officer, JELD-WEN Australia, entitled him to an initial annual base salary of AU$500,000 that could be increased in the discretion of the Committee, and set his target bonus opportunity at 50% of base salary. Following his promotion to EVP & President, Australasia and a review of his overall compensation package in 2014, the Committee increased his base annual salary to AU$540,000. On November 30, 2015, Mr. Farmakis also entered into a Management Transition Agreement which provided that in the event he was terminated without cause (as defined in the Management Transition Agreement) during the 24-month period between December 1, 2015 and November 30, 2017, he would be provided at least two weeks’ written notice before the effective date of termination, and that during the 12-month period following the end of the notice period Mr. Farmakis’s equity awards under the Stock Incentive Plan would continue to vest, and he would receive certain other separation benefits.

Effective March 1, 2018, Mr. Farmakis’s existing employment agreement was replaced by a new employment agreement as described below under 2017 Employment Agreements.

John Linker

Effective August 7, 2017, Mr. Linker entered into an employment agreement as described below under 2017 Employment Agreements.

John Dinger

In connection with commencement of his employment with the Company, Mr. Dinger entered into a letter agreement dated November 30, 2015, which provided that he would serve in the role of Executive Vice President and President, North America, provided for an initial annual base salary of $380,000 that could be adjusted in the discretion of the Committee, and a target bonus opportunity equal to 60% of base salary. On November 30, 2015, Mr. Dinger also entered into a Management Transition Agreement which provided that in the event he was terminated without cause (as defined in the Management Transition Agreement) during the 24-month period between December 1, 2015 and November 30, 2017, he would be provided at least two weeks’ written notice before the effective date of termination, and that during the 12-month period following the end of the notice period Mr. Dinger’s equity awards under the Stock Incentive Plan would continue to vest, and he receive certain other separation benefits. Following a review of Mr. Dinger’s overall compensation package in February 2016, the Committee increased his base annual salary to $410,000 effective March 1, 2016.

Effective August 7, 2017, Mr. Dinger’s existing agreements were replaced by a new employment agreement as described below under 2017 Employment Agreements. In connection with his departure from the Company effective November 6, 2017, and as provided for in his 2017 Employment Agreement, Mr. Dinger received a prorated bonus for 2017 and severance pay in the form of one year’s base pay, one year’s bonus (calculated at target level), pay in lieu of 30 days’ notice, and accrued vacation leave. Except for the amounts attributable to accrued vacation leave, which were paid in 2017, severance pay amounts are being paid in 26 equal installments

2018 Proxy Statement    33

over a 12-month period. These amounts are reported above in the Summary Compensation Table. In addition, in accordance with the terms of applicable agreements pursuant to which outstanding stock options and RSUs were granted, vesting was accelerated for 35,476 stock options. All remaining unvested stock options and RSUs were canceled for no consideration. Mr. Dinger is also entitled to be reimbursed for up to 12 months of COBRA continuation health coverage and up to $10,000 in outplacement services.

2017 Employment Agreements

Effective August 7, 2017, the Company entered into new executive employment agreements with each of Messrs. Beck, Mallard, Linker and Dinger and Ms. Doerre (each such agreement, a “2017 Employment Agreement”). The 2017 Employment Agreements generally provide for an indefinite term of employment, subject to termination by either party as provided therein. The base salaries, target bonus amounts, and other benefits and perquisites set forth in the 2017 Employment Agreements reflect the salaries described above and are otherwise consistent with the terms discussed in the foregoing paragraphs. The 2017 Employment Agreements also contain restrictive covenants that, among other things, limit the executive’s ability to engage in competitive activity with the Company, or to solicit customers or employees of the Company, within a specified period following their termination of employments. Pursuant to Mr. Beck’s 2017 Employment Agreement, he and his immediate family members also remained entitled to use of the Company’s aircraft for personal use, with the value of such usage not to exceed $150,000 annually. The 2017 Employment Agreements also provide for certain payments and benefits following certain termination events, as described in greater detail under the heading “—Potential Payments upon Termination or Change In Control”.

Effective March 1, 2018, the Company entered into a new executive employment agreement with Mr. Farmakis (the “2018 Employment Agreement”). The 2018 Employment Agreement provides for an indefinite term of employment, a salary commensurate with the salary increase described above, superannuation contributions in accordance with minimum amounts required by law, and otherwise continues the benefits and perquisites to which Mr. Farmakis was entitled under his prior employment agreement. The 2018 Employment Agreement also contains restrictive covenants that, among other things, limit the executive’s ability to engage in competitive activity with the Company, or to solicit customers of employees of the Company, within a specified period following his termination of employment. The 2018 Employment Agreement further provides for certain payments and benefits following certain termination events, as described in greater detail under the heading “—Potential Payments upon Termination or Change In Control”.

34    JELD-WEN Holding, Inc.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying the equity awards held by each of our NEOs as of December 31, 2017. Mr. Dinger had no outstanding equity as of December 31, 2017.

		Option Awards					Stock Awards
Name	Grant Date	Number of common stock options underlying unexercised options exercisable	Number of common stock options underlying unexercised options unexercisable		Option exercise price	Option expiration date	Number of shares or units of restricted stock that have not vested(3)	Market value of shares or units of stock that have not vested(4)
Mark Beck	11/30/15	—	—		—	`—	82,500	$3,248,025
	11/30/15	38,280	57,420	(1)	$19.58	11/30/25	—	—
	11/30/15	163,634	245,451	(1)	$15.90	11/30/25	—	—
	02/02/17	—	195,885	(2)	$27.59	02/02/27	—	—
	02/02/17	—	—		—	—	57,005	$2,244,287
L. Brooks Mallard	10/30/14	14,080	—		$14.07	10/30/24	—	—
	10/30/14	78,360	52,240	(1)	$ 6.74	10/30/24	—	—
	10/30/14	7,040	14,080	(1)	$ 9.97	10/30/24	—	—
	02/02/17	—	53,358	(2)	$27.59	02/02/27	—	—
	02/02/17	—	—		—	—	15,528	$ 611,337
Laura Doerre	11/02/16	—	—		—	—	49,412	$1,945,350
	02/02/17	—	41,060	(2)	$27.59	02/02/27	—	—
	02/02/17	—	—		—	—	11,949	$ 470,432
Peter Farmakis	05/02/14	13,060	—		$10.76	05/02/24	—	—
	05/02/14	26,120	26,120	(1)	$ 6.74	05/02/24	—	—
	05/02/14	3,520	—		$18.79	05/02/24	—	—
	05/02/14	3,520	—		$14.07	05/02/24	—	—
	05/02/14	3,520	7,040	(1)	$ 9.97	05/02/24	—	—
	02/02/17	—	23,096	(2)	$27.59	02/02/27	—	—
	02/02/17	—	—		—	—	6,721	$ 264,606
John Linker	01/12/13	16,478	—		$13.25	01/12/23	—	—
	01/12/13	16,497	—		$ 9.23	01/12/23	—	—
	05/02/14	9,142	9,142	(1)	$ 6.74	05/02/24	—	—
	05/02/14	—	2,464	(1)	$ 9.97	05/02/24	—	—
	02/02/17	—	25,662	(2)	$27.59	02/02/27	—	—
	02/02/17	—	—		—	—	7,468	$ 294,015

(1)	Vest 20% annually over a five-year period beginning on the first anniversary of the grant date. In accordance with the terms of the award agreement pursuant to which stock options were granted to Mr. Beck in 2015, the 100,957 stock options that would have vested on November 30, 2018 became vested upon his departure from the Company in February 2018. His remaining stock options were canceled.

(2)	Vest one-third annually over a three-year period beginning on the first anniversary of the grant date. In accordance with the terms of the award agreement pursuant to which stock options were granted to Mr. Beck in 2017, the 65,295 stock options that would have vested on February 2, 2019 became vested upon his departure from the Company in February 2018. His remaining stock options were canceled.

(3)	The amounts in this column represent the total number of RSUs not vested as of December 31, 2017. Mr. Beck’s RSUs granted in 2015 were scheduled to vest in equal installments on each of November 30, 2018, and November 30, 2019. In accordance with the terms of the award agreement pursuant to which those RSUs were granted, the tranche scheduled to vest on November 30, 2018 vested upon Mr. Beck’s departure from the Company in February 2018, and his remaining unvested RSUs were cancelled. All of Ms. Doerre’s RSUs granted in 2016 will vest on November 2, 2019. All RSUs granted in 2017 are scheduled to vest in full on February 2, 2020.

(4)	Based on the per share closing market price of our common stock on December 29, 2017 of $39.37.

2018 Proxy Statement    35

Option Exercises and Stock Vested

The following table lists the options exercised and stock vested for each of the NEOs during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of shares vested(3)	Market value of shares or units of stock that have vested(4)
Mark Beck	—	—	41,250	$1,613,288
L. Brooks Mallard	—	—	—	—
Laura Doerre	—	—	—	—
Peter Farmakis	—	—	—	—
John Linker	22,380	$ 413,586	11,000	$ 394,790
John Dinger	89,320	$1,581,290	5,500	$ 201,630

(1)	Mr. Linker was issued an aggregate of 6,845 shares, with an aggregate of 15,535 shares withheld to cover the exercise costs and taxes, for options exercised in 2017. Mr. Dinger was issued an aggregate of 23,922 shares, with an aggregate of 65,398 shares withheld to cover the exercise costs and taxes, for options exercised in 2017.

(2)	Aggregate dollar amounts calculated by multiplying the number of shares acquired by the difference between the market price of the underlying securities at the time of exercise and the exercise price of the stock options.

(3)	Upon vesting of certain RSUs on November 30, 2017, 21,636 shares were issued to Mr. Beck and 19,614 shares were withheld to cover applicable taxes. Upon vesting of certain RSUs on November 10, 2017, 7,375 shares were issued to Mr. Linker and 3,625 shares were withheld to cover applicable taxes. Upon vesting of certain RSUs on November 1, 2017, 3,687 shares were issued to Mr. Dinger and 1,813 shares were withheld to cover applicable taxes.

(4)	Represents the aggregate value of RSUs, at a value of $39.11, $35.89, and $36.66 per share, respectively, when settled.

Potential Payments upon Termination or Change In Control

Each of our NEOs would be entitled to certain payments and benefits following a termination of employment in certain circumstances. These potential benefits are summarized below and reflect obligations pursuant to the 2017 Employment Agreements (for Mr. Farmakis, pursuant to his 2013 employment agreement), as applicable. The actual payments and benefits received by Messrs. Beck and Dinger in connection with their departure are consistent with those provided for termination without cause in their 2017 Employment Agreements.

Termination for Cause or Voluntary Resignation without Good Reason

Upon a termination by the Company for cause (as defined in the relevant agreement or as determined in accordance with the applicable equity plan) or due to a voluntary resignation without good reason (as defined in the relevant agreement), no severance benefits would be paid to the NEO. Pursuant to applicable employment and award agreements, stock options, whether vested or unvested, and unvested RSUs and PSUs would in each case be forfeited immediately upon termination for cause for no consideration. The NEO would forfeit the right to an annual bonus under the MIP in the year of termination, but would be paid for any bonus earned in the prior fiscal year if such bonus had not yet been paid prior to the date of termination. Mr. Farmakis’s employment agreement in effect on December 31, 2017 did not contain any provision for the payment of a bonus in the event of a termination for cause or voluntary resignation.

Stock options, RSUs and PSUs would be treated in accordance with the award agreements pursuant to which they were granted, which typically provide that all unvested stock options, RSUs and PSUs are immediately forfeited and vested stock options remain exercisable for the 90-day period following termination.

36    JELD-WEN Holding, Inc.

Termination Due to Death or Disability or Retirement

Upon a termination due to death or disability, the NEOs would receive salary through the date of death or disability, as well as a prorated bonus for the year in which the termination occurs, based on the Company’s actual performance, prorated for the number of calendar months during which the executive was employed prior to termination. Mr. Farmakis’s employment agreement in effect on December 31, 2017 did not contain any provision for the payment of a bonus in the event of termination for death or disability.

Stock options, RSUs and PSUs would be treated in accordance with the award agreements pursuant to which they were granted, which typically provide that all unvested stock options, RSUs and PSUs granted to a NEO would be forfeited immediately in the event of a termination of employment due to death, disability or retirement. Stock options that are vested on the date of death, disability or retirement on or after age 65 will remain exercisable until the earlier to occur of (x) the expiration of the twelve-month period following termination and (y) the stock option expiration date.

Termination without Cause or Resignation for Good Reason

Not in Connection with a Change in Control

Under the terms of the 2017 Employment Agreements, in the event that the NEO’s employment is terminated by the Company without cause or the NEO resigns for good reason (as such terms are defined in the NEO’s 2017 Employment Agreement), subject to the NEO’s execution and effectiveness of a general release of claims in our favor, the NEO will be entitled to receive: (i) an amount equal to the sum of (x) the NEO’s then-current base salary and (y) the NEO’s target annual cash incentive bonus for the year of termination; (ii) a prorated annual cash incentive bonus based on actual Company performance for the entire fiscal year in which such termination occurs through the date of termination; (iii) treatment of equity awards held by the NEO pursuant to the terms of the applicable award agreement; (iv) if the NEO is participating in the Company’s group health plan immediately prior to the date of termination and elects to continue coverage, reimbursement of 12 months of COBRA premiums following termination; and (v) outplacement services not to exceed a total value of $10,000. In addition, each NEO will be bound by two-year post-termination non-competition and non-solicitation covenants.

Mr. Farmakis’s 2018 Employment Agreement contains similar economic terms, although the additional year of salary and bonus to which he would be entitled in the event of a termination without cause or for good reason is delivered in part through a provision that requires twelve months’ notice of termination and affords the Company the option to provide payment in lieu of notice. Under the terms of his employment agreement in effect on December 31, 2017, in the event that Mr. Farmakis’s employment was terminated by the Company without cause or he resigned for good reason (as such terms are defined in that agreement), he would have been entitled to receive: (i) twelve months’ notice of such termination (or payment in lieu thereof at his then-current base salary); (ii) his annual cash incentive bonus for the year of termination based on the level of performance achieved under the MIP as certified by the Committee provided that such bonus be no less than target for such year; (iii) an annual cash incentive bonus at target for the calendar year following termination prorated through the final day of the 12-month notice period; and (iv) treatment of equity awards held pursuant to the terms of the applicable award agreement.

For stock options granted on and prior to February 2, 2017, award agreements typically provided that upon termination without cause or resignation for good reason, the number of stock options scheduled to vest on the vesting date next following termination would accelerate and vest on the date of termination. For stock options granted after that date, award agreements typically provide that any stock options not yet vested on the date of termination are forfeited. Award agreements typically provide that vested options may be exercised during a period of 90 days following the date of termination without cause or resignation for good reason.

For RSUs that vest ratably over the vesting period and were granted prior to February 2, 2017, award agreements typically provided that upon termination without cause or resignation for good reason, the number of RSUs scheduled to vest on the vesting date next following termination would accelerate and vest on the date of termination. For all other RSUs and for all PSUs, the award agreements typically provide that any RSUs not yet vested on the date of termination are forfeited.

2018 Proxy Statement    37

In Connection with a Change in Control

Under the terms of the 2017 Employment Agreements for Messrs. Beck and Mallard and Ms. Doerre, in the event of termination of employment without cause or resignation for good reason, in either case occurring on or after a “change in control” (as defined in the applicable 2017 Employment Agreement), the NEO will be entitled to receive: (i) an amount equal to two times the sum of (x) the NEO’s then-current base salary and (y) the NEO’s average cash incentive bonus for the three full fiscal years prior to the change in control event or the three full fiscal years prior to the year of termination, if greater; (ii) a prorated annual cash incentive bonus based on the NEO’s annual bonus target amount for that fiscal year through the date of termination (rounded up to the next whole month); (iii) accelerated vesting of all time-based equity awards held by the NEO; (iv) full acceleration of vesting of PSUs at target amounts prorated through the date of termination (rounded up to the next full year); (v) if the NEO is participating in the Company’s group health plan immediately prior to the date of termination, payment of 24 months of COBRA premiums following termination; and (vi) outplacement services not to exceed a total value of $10,000. In addition, each NEO will be bound by two-year post-termination non-competition and non-solicitation covenants.

Under the terms of the 2017 Employment Agreement for Messrs. Dinger and Linker, in the event that their employment is terminated by us without cause or he resigns for good reason, in either case occurring on or after a change in control (as defined in the applicable 2017 Employment Agreement), the NEO will be entitled to receive (i) an amount equal to the sum of (x) his current base salary and (y) his target annual cash incentive bonus for the year of termination; (ii) a prorated annual cash incentive bonus based on actual Company performance for the entire fiscal year in which such termination occurs; (iii) accelerated vesting of all time-based equity; (iv) acceleration of vesting of PSUs at target amounts prorated through the date of termination; (v) payment of the aggregate value of 12 months of COBRA premiums; and (vi) outplacement services not to exceed $10,000 in total. In addition, each NEO will be bound by two-year post-termination non-competition and non-solicitation covenants.

Mr. Farmakis’s 2018 Employment Agreement contains similar economic terms to the 2017 Employment Agreements for Messrs. Dinger and Linker, although the additional year of salary and bonus to which he would be entitled in the event of a change in control is delivered in part through a provision that requires twelve months’ notice of termination and affords the Company the option to provide payment in lieu of notice. His employment agreement in effect on December 31, 2017 did not convey any benefits for a termination in connection with a change in control, except those provided for a termination without cause or resignation for good reason as described above, which would entitle him to receive (i) twelve months’ notice of such termination (or payment in lieu thereof at his then-current base salary); (ii) payment of his annual cash incentive bonus for the year of termination based on the level of performance achieved (but no less than target); (iii) payment of an annual cash incentive bonus at target for the calendar year following termination prorated through the final day of the 12-month notice period; and (iv) treatment of equity awards held pursuant to the terms of the applicable award agreement.

38    JELD-WEN Holding, Inc.

Estimated Potential Termination Payments and Benefits

The following table provides the estimated value of the payments and benefits that our NEOs would have been provided under the employment agreements, letter agreements, and other management agreements and policies described above that were in effect as of December 31, 2017 in connection with certain termination scenarios, assuming such termination had occurred on December 31, 2017. The actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of such event. Amounts actually paid to Mr. Dinger pursuant to his 2017 Employment Agreement upon his departure from the Company are disclosed in the Summary Compensation Table above.

Name(1)	Without Cause or Good Reason(2)	Death or Disability(3)	Termination in Connection with a Change In Control(4)
Mark Beck	$7,084,307	$400,000	$19,838,588
L. Brooks Mallard	$2,460,885	$285,000	$5,583,932
Laura Doerre	$1,304,577	$245,000	$5,103,292
Peter Farmakis	$1,532,171	—	$2,638,146
John Linker	$1,201,957	$190,000	$1,789,887

(1)	None of the NEOs will receive any special benefits in the event of voluntary separation without good reason or termination for cause. Under standard plan provisions, the NEOs will continue to be eligible for benefits under the Company’s medical and dental plans until the last day of the month in which termination occurs and for a payment for vacation days earned but not used in the year of termination, if any. The NEO would also receive payment for bonus earned in the fiscal year prior to termination if that bonus has not been paid prior to the termination date. Any bonus earned in the year of termination is forfeited. Amounts for Mr. Farmakis are presented in U.S. dollars at a conversion rate of U.S.$0.7814/AU$1.00.

(2)	Amounts in this column represent the cash and benefits to be paid to the NEO in the event of termination by the Company without cause or resignation with good reason (each as defined in the NEO’s 2017 Employment Agreement). For Messrs. Beck, Mallard, and Linker and Ms. Doerre, the severance benefits represent one year of base salary, one year’s target bonus, COBRA reimbursement for 12 months, and accelerated vesting of one additional tranche of all unvested, pre-IPO and IPO Grant stock options, as well as one tranche of RSUs for Mr. Beck (which amounts were computed based upon a valuation of our common stock on December 31, 2017 of $39.37).

For Mr. Farmakis, amounts in this column represent amounts due in the event that he was terminated by the Company without cause or resigned for good reason (each as defined in his employment agreement): (i) one year’s base salary; (ii) his 2017 bonus; (iii) one year’s target bonus; and (iv) accelerated vesting of one additional tranche of all unvested, pre-IPO and IPO Grant stock options (which amounts were computed based upon a valuation of our common stock on December 31, 2017 of $39.37).

(3)	Amounts in this column represent the bonus for the year of termination that each NEO would have received in the event of termination by death or disability. Mr. Farmakis’s employment agreement in effect on December 31, 2017 did not contain any provision for the payment of a bonus in the event of termination for death or disability.

(4)	Amounts in this column represent the cash and benefits to be paid to the NEOs in the event of termination within 24 months of a Change In Control (as defined in the NEO’s 2017 Employment Agreement). For Messrs. Beck and Mallard and Ms. Doerre, these amounts represent (i) two times the sum of (x) the NEO’s then-current base salary and (y) the NEO’s average cash incentive bonus for the three full fiscal years prior to the change in control event (assumed paid at Target for purposes of this calculation); (ii) a prorated annual cash incentive bonus paid at Target; (iii) accelerated vesting of all time-based equity awards held by the NEO (which amounts were computed based upon a valuation of our common stock on December 31, 2017 of $39.37); (iv) estimated payment for 24 months of COBRA premiums; and (v) outplacement services not to exceed a total value of $10,000.

For Mr. Linker, these amounts represent (i) the sum of (x) his base salary and (y) his target annual cash incentive bonus for the year of termination; (ii) a prorated annual cash incentive bonus based on actual Company performance for the entire fiscal year in which such termination occurs; (iii) accelerated vesting of all time-based equity awards (which amounts were computed based upon a valuation of our common stock on December 31, 2017 of $39.37); (iv) estimated payment for 12 months of COBRA premiums; and (v) outplacement services not to exceed a total value of $10,000.

For Mr. Farmakis, his employment agreement in effect on December 31, 2017 did not convey any benefits for a termination in connection with a change in control other than those provided for termination without cause or for good reason. Accordingly, amounts in this column for Mr. Farmakis represent (i) one year’s base salary; (ii) his 2017 bonus; (iii) one year’s target bonus; and (iv) accelerated vesting of of all time-based equity awards (which amounts were computed based upon a valuation of our common stock on December 31, 2017 of $39.37).

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PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is committed to excellence in corporate governance and recognizes the interest our shareholders have in our executive compensation program. As a part of that commitment, and in accordance with the Exchange Act, our shareholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers, as reported in this Proxy Statement. As described in the Compensation Discussion and Analysis, beginning on page 25 of this Proxy Statement, we believe that our executive compensation program effectively aligns the interests of our executive officers with those of our shareholders by tying a significant portion of their compensation to JELD-WEN’s performance and by providing a competitive level of compensation needed to recruit, retain, and motivate talented executives critical to JELD-WEN’s long-term success.

We are asking our shareholders to vote FOR, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby approved.

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee and the Board value the opinions expressed by the Company’s shareholders on this issue and will consider the outcome of this vote when making future compensation decisions for the named executive officers.

✓

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

40    JELD-WEN Holding, Inc.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board is seeking shareholders’ views on how frequently the Company should submit future advisory “say-on-pay” votes on our executive compensation program, such as Proposal 2 of this Proxy Statement, for consideration by shareholders. Shareholders may cast an advisory vote on whether to hold future advisory “say-on-pay” votes every one, two or three years, or may abstain.

The Board believes holding an annual advisory vote on executive compensation is a best corporate governance practice and is consistent with its policy of seeking regular input from shareholders on the Company’s executive compensation philosophy and practices. An annual advisory “say-on-pay” vote will allow the Company to respond most timely to vote results and shareholder feedback.

As an advisory vote, this proposal is not binding but rather will provide the Compensation Committee with shareholders’ views on how frequently they desire to consider executive compensation. Although the vote is advisory, the Compensation Committee will take into account the outcome of the vote when considering how frequently the Company will submit executive compensation to a shareholder vote. Notwithstanding the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders or the adoption of material changes to compensation programs.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR, BY THE SELECTION OF “EVERY YEAR” FOR PROPOSAL 3.

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INDEPENDENT REGISTERED AUDITOR’S FEES AND SERVICES

The following is a description of the professional services performed and the fees billed by PwC for the fiscal years ended December 31, 2017 and December 31, 2016.

(dollars in millions)	Fiscal Year Ended December 31, 2017	Fiscal Year Ended December 31, 2016
Audit Fees (1)	$6.9	$5.5
Audit-Related Fees (2)	0.7	1.4
Tax Fees (3)	2.2	2.2
All Other Fees (4)	—	0.1
Total	$9.8	$9.2

(1)	Audit fees consist of fees and expenses billed by PwC for the quarterly reviews and annual audits of our financial statements, as well as the audits of statutory filings for certain foreign subsidiaries.

(2)	Audit-related fees represent services provided by PwC in connection with our IPO in January 2017 and secondary offerings in May and November 2017, including the registration statements on Form S-1 and amendments thereto.

(3)	Tax fees are fees and expenses billed by PwC for domestic and international tax compliance and planning services and tax advice.

(4)	Includes all other amounts billed by PwC, including licensing of PwC’s Inform software, which is an online accounting and reporting tool, and certain advisory services.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT RELATED SERVICES OF INDEPENDENT AUDITORS

The Audit Committee has adopted a Policy for Pre-Approval of Independent Auditor Services (the “Pre-Approval Policy”) outlining the scope of services that PwC may provide to the Company. The Pre-Approval Policy sets forth guidelines and procedures the Company must follow when retaining PwC to perform audit, audit-related, tax and other services. The Pre-Approval Policy also specifies certain non-audit services that may not be performed by PwC under any circumstances. Pursuant to these guidelines, the Audit Committee approves fee thresholds annually for each of these categories, and services within these thresholds are deemed pre-approved. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve permitted audit and non-audit services between regularly scheduled quarterly Audit Committee meetings, provided that such pre-approvals are presented to the Audit Committee at its next scheduled meeting. All fees reported above were approved pursuant to the Pre-Approval Policy. The services provided by our independent auditor and related fees are discussed with the Audit Committee, and the Pre-Approval Policy is evaluated and updated periodically by the Audit Committee.

42    JELD-WEN Holding, Inc.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee operates under a written charter adopted by the Board. The charter is available on the Company’s website at investors.jeld-wen.com/corporate-governance/governance-documents.

The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls over financial reporting, financial risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal auditors and independent auditor, and the Company’s compliance with legal and regulatory requirements. Subject to ratification by the shareholders, the Audit Committee has the sole authority and responsibility to select, determine the compensation of, oversee, evaluate and, when appropriate, replace the Company’s independent auditor.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the Company’s system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor is responsible for auditing those financial statements and expressing an opinion as to their conformity with such accounting principles. PwC was the Company’s independent auditor in 2017. The Audit Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal controls over financial reporting. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent auditor.

During 2017, the Audit Committee, among other things:

•	Reviewed and discussed the Company’s quarterly earnings releases, quarterly reports on Form 10-Q and annual report on Form 10-K, including the consolidated financial statements;

•	Reviewed and discussed the Company’s policies and procedures for financial risk assessment and financial risk management and the major financial risk exposures of the Company and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of work of the internal auditors for 2017 and summaries of the significant reports to management by the internal auditors;

•	Reviewed and discussed with management the plans and progress against those plans for remediating material weaknesses and significant deficiencies in internal controls;

•	Provided input to the Compensation Committee regarding performance of key finance, internal control and risk management personnel;

•	Reviewed and discussed with management their reports on the Company’s policies regarding applicable legal and regulatory requirements;

•	Reviewed, updated and approved the Audit Committee’s charter;

•	Became fully independent in compliance with the NYSE transition rules for newly public companies; and

•	Met with the CFO, the independent auditor and the internal auditors in separate executive sessions.

The Audit Committee has reviewed and discussed with management, the internal auditors and the independent auditor the audited consolidated financial statements for the year ended December 31, 2017 and the critical accounting policies that are set forth in the Company’s annual report on Form 10-K.

The Audit Committee discussed with PwC matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (the “PCAOB”), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301 “Communication with Audit Committees,” as adopted by the PCAOB. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures related to critical accounting policies.

2018 Proxy Statement    43

PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from the Company. The Audit Committee discussed with PwC its independence from the Company, and considered whether services it provided to the Company beyond those rendered in connection with its audit of the Company’s annual consolidated financial statements included in its annual report on Form 10-K and reviews of the Company’s interim condensed consolidated financial statements included in its quarterly reports on Form 10-Q were compatible with maintaining its independence.

The Audit Committee also reviewed and pre-approved, among other things, the audit, audit-related, tax and other services performed by the independent auditor. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related, tax and other services provided.

Based on the Audit Committee’s review and these meetings, discussions and reports discussed above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2017 be included in the Company’s annual report on Form 10-K for filing with the SEC. The Audit Committee also selected PwC as the Company’s independent auditor for the year ending December 31, 2018, which it believes is in the best interest of the Company and its shareholders, and is presenting that selection to shareholders for ratification at the meeting.

Members of the Audit Committee of the Board of Directors:

Greg G. Maxwell, Chairman

Martha “Stormy” Byorum

Suzanne Stefany

Steven Wynne

44    JELD-WEN Holding, Inc.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of JELD-WEN’s independent auditor. The Committee conducts a comprehensive annual evaluation of the independent auditor’s qualifications, performance and independence. The Committee considers whether the independent auditor should be rotated and considers the advisability and potential impact of selecting a different independent auditor. In evaluating and selecting the Company’s independent auditor, the Audit Committee considers, among other things, historical and recent performance of the current independent audit firm, an analysis of known significant legal or regulatory proceedings related to the firm, external data on audit quality and performance, including recent PCAOB reports, industry experience, audit fee revenues, firm capabilities and audit approach, and the independence and tenure of the audit firm.

The Audit Committee selected, and the Board of Directors ratified the selection of, PwC to serve as our independent auditor for 2018. PwC has been JELD-WEN’s auditor since 2000.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the lead audit partner under this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management. Due to the rotation requirements, JELD-WEN engaged a new audit partner at PwC for 2018.

The Audit Committee and the Board of Directors believe that the continued retention of PwC as our independent auditor is in the best interests of JELD-WEN and our shareholders, and we are asking our shareholders to ratify the selection of PwC as our independent auditor for 2018. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on JELD-WEN’s independent auditor and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of JELD-WEN and our shareholders.

See “Governance—Board and Committee Information—The Audit Committee” for additional information on selection of the independent auditor.

Representatives of PwC will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PWC AS INDEPENDENT AUDITOR FOR 2018.

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SECURITIES OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned (as of the close of business on March 1, 2018) by each of our directors and each NEO listed in the 2017 Summary Compensation Table, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group.

	Number of Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Shares(1)
5% Holders
Onex (11)	32,883,094	30.92%
Wellington Management Group LLP (12)	5,721,487	5.38%
FMR LLC (13)	5,645,507	5.31%
Vanguard Group (14)	5,621,920	5.29%

NEOs and Directors
Mark Beck (2)	332,372	*
L. Brooks Mallard (3)	129,762	*
Laura Doerre (4)	13,687	*
Peter Farmakis (5)	57,439	*
John Linker (6)	57,656	*
John Dinger	9,381	*
Kirk Hachigian	413,222	*
William Banholzer	—	—
Martha (Stormy) Byorum	9,033	*
Greg Maxwell	2,826	*
Anthony Munk (7)	—	—
Matthew Ross (7)	—	—
Suzanne Stefany	—	—
Bruce Taten	42,111	*
Patrick Tolbert	3,533	*
Roderick Wendt (8)	3,598,359	3.38%
Steven Wynne (9)	63,907	*

All executive officers and directors as a group (20 persons) (10)	4,874,622	4.55%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The percentage of beneficial ownership is based on 106,360,505 shares of common stock outstanding as of March 1, 2018.

(2)	Includes 267,209 shares of common stock issuable upon the exercise of currently vested options.

(3)	Includes 117,266 shares of common stock issuable upon the exercise of currently vested options.

(4)	Includes 13,687 shares of common stock issuable upon the exercise of currently vested options.

(5)	Includes 57,439 shares of common stock issuable upon the exercise of currently vested options.

(6)	Includes 50,671 shares of common stock issuable upon the exercise of currently vested options.

(7)	Does not include shares of common stock held by funds managed by an affiliate of Onex Corporation. Mr. Munk and Mr. Ross are directors of the Company. Mr. Munk is a Senior Managing Director of Onex Corporation and Mr. Ross is a Managing Director of Onex Corporation. Mr. Munk and Mr. Ross do not have voting or investment power with respect to the shares held by such funds.

(8)

Includes (i) 22,352 shares of common stock held through the Company’s ESOP; (ii) 8,773 shares of common stock held through the Company’s KSOP; (iii) 141,669 shares of common stock issuable upon the exercise of currently vested options; (iv) 253,121 shares of common stock held through the Wendt Family Foundation; (v) 2,806,485 shares of common stock held through The Richard Lester Wendt Revocable Living Trust; (vi) 339,559 shares of common stock held through the RC Wendt Revocable Trust; and (vii) 26,400 shares of common stock held through the Roderick Wendt GST Trust. Mr. Wendt is one of nine

46    JELD-WEN Holding, Inc.

trustees of the Wendt Family Foundation. Mr. Wendt is one of three trustees, each of whom are members of Mr. Wendt’s immediate family, of The Richard Lester Wendt Revocable Living Trust. Mr. Wendt is the sole trustee of the RC Wendt Revocable Trust and the Roderick Wendt GST Trust. Mr. Wendt has or shares voting and investment control of shares held by the Wendt Family Foundation, The Richard Lester Wendt Revocable Living Trust, the RC Wendt Revocable Trust and the Roderick Wendt GST Trust, and therefore may be deemed to have beneficial ownership of such shares. Mr. Wendt is also the beneficiary of the RC Wendt Revocable Trust. Mr. Wendt, as trustee and beneficiary of the RC Wendt Revocable Trust, has pledged 220,000 shares of common stock in the name of People’s Bank of Commerce to secure a loan obligation, which pledge was entered into prior to our IPO and is, therefore, exempted from the no pledging policy adopted by the Board in connection with the IPO.

(9)	Includes 45,362 shares of common stock issuable upon the exercise of currently vested options.

(10)	Includes 834,637 shares of common stock issuable upon the exercise of currently vested options.

(11)	Based solely upon information contained in the Schedule 13G filed with the SEC on February 14, 2018, which reported beneficial ownership by Onex Corporation and certain of its affiliates in the amounts listed in the table below. In each case, the reporting person reports shared voting and dispositive power with respect to all shares beneficially owned.

Reporting Person:	Reported Address:	Number of Shares Held of Record:	Number of Shares Beneficially Owned:
Onex Corporation (1)	161 Bay Street P.O. Box 700 Toronto, ON, Canada M5J 2S1	7,586,315	32,101,820
Gerald W. Schwartz (1)(2)	161 Bay Street P.O. Box 700 Toronto, ON, Canada M5J 2S1	—	32,883,094
Onex Partners III LP	712 Fifth Avenue, 40th Floor New York, NY 10019	20,302,027	20,302,027
Onex Partners III GP LP (3)	712 Fifth Avenue, 40th Floor New York, NY 10019	537,052	23,907,545
Onex US Principals LP	165 W Center Street, Suite 401 Marion, OH 43305	272,060	272,060
Onex Partners III PV LP	712 Fifth Avenue, 40th Floor New York, NY 10019	258,883	258,883
Onex Partners III Select LP	712 Fifth Avenue, 40th Floor New York, NY 10019	65,364	65,364
Onex BP Co-Invest LP	712 Fifth Avenue, 40th Floor New York, NY 10019	2,744,219	2,744,219
BP EI LLC	165 W Center Street, Suite 401 Marion, OH 43305	335,900	335,900
New PCo II Investments Ltd.	161 Bay Street P.O. Box 700 Toronto, ON, Canada M5J 2S1	781,274	781,274

(1)	Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the common stock held by (a) Onex Partners III LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III LP, (b) Onex BP Co-Invest LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex BP Co-Invest LP, (c) Onex Partners III GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., the general partner of Onex Partners III GP LP, (d) Onex US Principals LP, through Onex Corporation’s indirect ownership or control of Onex American Holdings GP LLC, the general partner of Onex US Principals LP, (e) Onex Partners III PV LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III PV LP, (f) BP EI LLC, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of BP EI LLC, and (g) Onex Partners III Select LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III Select LP. Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership.

(2)	Mr. Gerald W. Schwartz may be deemed to beneficially own the common stock held by New PCo II Investments Ltd., through Mr. Schwartz’s indirect ownership or control of 1597257 Ontario Inc., which owns all of the equity of New PCo II Investments Ltd.

(3)	Onex Partners III GP LP may be deemed to beneficially own the shares held of record by Onex Partners III LP., Onex BP Co-Invest LP, Onex Partners III GP LP, Onex Partners III PV LP, and Onex Partners III Select LP as described in note (1) above. Onex Partners III GP LP disclaims such beneficial ownership (except with respect to the shares held of record by such entity).

(12)	Based solely upon information contained in the Schedule 13G filed with the SEC on February 8, 2018, Wellington Management Group LLP and certain of its affiliates have shared voting power with respect to 4,170,393 shares and shared dispositive power with respect to 5,721,487 shares. The reported address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(13)	Based solely upon information contained in the Schedule 13G filed with the SEC on behalf of FMR LLC and Abigail P. Johnson on February 13, 2018, FMR LLC and certain of its affiliates have sole voting power with respect to 662,138 shares and sole dispositive power with respect to 5,645,507 shares beneficially owned. The reported address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.

(14)	Based solely upon information contained in the Schedule 13G filed with the SEC on February 8, 2018, The Vanguard Group and certain of its affiliates have sole voting power with respect to 130,821 shares, shared voting power with respect to 5,000 shares, sole dispositive power with respect to 5,491,449 shares, and shared dispositive power with respect to 130,471 shares. The reported address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

2018 Proxy Statement    47

Information with respect to beneficial ownership has been furnished to us by each director, executive officer or shareholder listed in the table above, as the case may be. The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after March 1, 2018, including any shares of our common stock subject to an option that has vested or will vest within 60 days after March 1, 2018. More than one person may be deemed to be a beneficial owner of the same securities.

Unless otherwise indicated above, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated above, the address for each person or entity listed above is c/o JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and each person who owns more than 10% of our outstanding common stock to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and make representations to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in the fiscal year ended December 31, 2017. Based solely on our review of the copies of such reports furnished to us or such representations, as appropriate, to our knowledge all of our executive officers and directors, and persons who owned more than 10% of our outstanding common stock, fully complied with the reporting requirements of Section 16(a) during the fiscal year ended December 31, 2017.

48    JELD-WEN Holding, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a description of transactions during the fiscal year ended December 31, 2017 to which we were a party in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Registration Rights Agreement

We, Onex, certain of our directors and executive officers, and other pre-IPO shareholders entered into a registration rights agreement dated October 3, 2011 in connection with the Onex Investment that was amended and restated on January 24, 2017 in connection with our IPO, amended further on May 12, 2017 and November 12, 2017 (as amended and restated and as subsequently amended, the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, certain shareholders who are party to the Registration Rights Agreement have the right to require us to register their shares under the Securities Act of 1933, as amended (the “Securities Act”) under specified circumstances, including the right to require us to facilitate underwritten offerings as well as to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period, and will have incidental registration rights in certain circumstances.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a policy providing that the Governance and Nominating Committee will review and approve or ratify transactions in which we participate and in which a related party has or will have a direct or indirect material interest. Under this policy, the Governance and Nominating Committee is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the Governance and Nominating Committee is to approve only those related party transactions that the Governance and Nominating Committee believes are in the best interests of the Company. In particular, our policy with respect to related party transactions requires our Governance and Nominating Committee to consider the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director has a position or relationship; the overall fairness of the transaction to both the Company and the related party; and any other matters the Governance and Nominating Committee deems appropriate. A “related party” is any person who is or was one of our executive officers, directors, or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons. The Registration Rights Agreement was originally entered into prior to the adoption of this policy.

2018 Proxy Statement    49

OTHER MATTERS

Incorporation by Reference

The Audit Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that we specifically incorporate it by reference into such filing. In addition, the information contained on, or that can be accessed through, our website is not part of this Proxy Statement and references to our website addresses in this Proxy Statement are inactive textual references only.

Access to Reports and Other Information

We file or furnish our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is investors.jeld-wen.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Board committee charters are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to JELD-WEN Holding, Inc. Attn.: Corporate Secretary at 2645 Silver Crescent Drive, Charlotte, North Carolina 28273. References to our website in this Proxy Statement are inactive textual references only and the contents of our website are not incorporated by reference into this Proxy Statement for any purpose.

List of Company Shareholders

A list of our Shareholders as of March 1, 2018, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters during ordinary business hours throughout the 10-day period prior to the Annual Meeting. The list of Shareholders will also be available for such examination at the Annual Meeting.

Other Matters That May Come Before the Annual Meeting

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named on the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.

50    JELD-WEN Holding, Inc.

JELD-WEN HOLDING, INC 2645 SILVER CRESCENT DRIVE CHARLOTTE, NC 28273 USA VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/25/2018 for shares held directly and by 11:59 P.M. ET on 04/23/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET 04/25/2018 for shares held directly and by 11:59 P.M. ET on 04/23/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR nominee(s) on the line below. Proposal 1 and 2: 0 0 0 1. Election of Class I Directors Nominees 01) Kirk S. Hachigian 02) Anthony Munk 03) Steven Wynne For Against Abstain 2. To approve, by non-binding advisory vote, the 0 0 0 NOTE: Such other business as may properly come compensation of our named executive officers. before the meeting or any adjournment thereof. The Board of Directors recommends you vote for 1 YEAR on Proposal 3: 1 year 2 years 3 years Abstain 3. To recommend, by non-binding advisory 0 0 0 0 vote, the frequency of advisory votes on executive compensation. The Board of Directors recommends you vote FOR Proposal 4: For Against Abstain 4. To ratify the appointment of 0 0 0 PricewaterhouseCoopers LLC as our independent auditor for 2018. 17 Yes No . 1 . 0 . Please indicate if you plan to attend this meeting 0 0 R1 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000362957 partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual are available at www.proxyvote.com PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF JELD-WEN HOLDING, INC The undersigned hereby appoints Laura W. Doerre and Rebekah Toton, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares JELD-WEN HOLDING, INC. Common Stock which the undersigned in entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 26, 2018 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSAL 2, FOR “1 YEAR” ON PROPOSAL 3, “FOR” PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. (Continued and to be marked, dated and signed, on the other side) 0000362957_2 R1.0.1.17